UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Preliminary Proxy Statement
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☑  Definitive Proxy Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to Section 240.14a-12

LIBBEY INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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LIBBEY INC.
P.O. BOX 10060
300 MADISON AVENUE
TOLEDO, OHIO 43699-0060

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
ON MAY 16, 2008

Dear Fellow Libbey Stockholder:

We will hold our 2008 Annual Meeting of Libbey stockholders on Friday, May 16, 2008, at 2 p.m., Central Time, in the Parkside Room of The Drake Hotel, 140 East Walton Place, Chicago, Illinois 60611.

At the meeting, stockholders will:

•	elect three directors, each for a term of three years;

•	vote to ratify the appointment of Ernst & Young LLP as Libbey’s independent auditors for our fiscal year ending December 31, 2008; and

•	transact such other business as properly may come before the meeting.

You are entitled to vote at the meeting if you were an owner of record of Libbey Inc. common stock at the close of business on March 31, 2008. If your ownership is through a broker or other intermediary, you will need to have proof of your stockholdings in order to be admitted to the meeting. A recent account statement, letter or proxy from your broker or other intermediary will suffice.

We hope you will vote by marking, signing and returning your proxy or voting instruction card as soon as possible, whether or not you plan to attend the meeting.

Management sincerely appreciates your support.

Sincerely,

John F. Meier
Chairman of the Board of Directors and
Chief Executive Officer

By Order of the Board of Directors,

Susan Allene Kovach
Secretary

April 4, 2008
Toledo, Ohio

LIBBEY INC.

PROXY STATEMENT

We have sent you this proxy statement because our Board of Directors is asking you to give your proxy (that is, the authority to vote your shares) to our proxy committee so that they may vote your shares on your behalf at our annual meeting of stockholders. The members of the proxy committee are John F. Meier, Richard I. Reynolds and Susan Allene Kovach. They will vote your shares as you instruct.

We will hold the meeting in the Parkside Room of The Drake Hotel, 140 East Walton Place, Chicago, Illinois 60611, on May 16, 2008, at 2 p.m., Central Time. This proxy statement contains information about the matters being voted on and other information that may be helpful to you.

We began the mailing to stockholders of this proxy statement and the enclosed proxy on or about April 4, 2008.

QUESTIONS AND ANSWERS

Who may vote?

You may vote if you were a holder of Libbey Inc. (“Libbey”) common stock at the close of business on March 31, 2008.

What may I vote on?

You may vote on the following proposals:

•	Proposal 1: Election of three nominees — William A. Foley, Deborah G. Miller and Terence P. Stewart — to serve as Class III directors; and

•	Proposal 2: Ratification of the appointment of Ernst & Young LLP as Libbey’s independent auditors for the 2008 fiscal year.

How does the Board recommend that I vote?

The Board recommends that you vote:

•	Proposal 1: FOR each of William A. Foley, Deborah G. Miller and Terence P. Stewart to serve as Class III directors; and

•	Proposal 2: FOR ratification of the appointment of Ernst & Young LLP as Libbey’s independent auditors for the 2008 fiscal year.

How do I vote?

You may vote by marking, signing and dating the enclosed proxy card or voting instruction card and returning it in the prepaid envelope. The proxy committee will vote your shares in accordance with your directions. If you return a proxy card but do not mark the boxes showing how you wish to vote, the proxy committee will vote your shares FOR each of the proposals, but only if you have signed and dated the card. Unsigned proxy cards will not be voted at all. If you are a stockholder of record (that is, if you are registered on our books), you also may vote in person by attending the meeting.

May I change my vote?

If you are a stockholder of record, you may, at any time before your shares are voted at the meeting, change your vote or revoke your proxy by:

•	sending us a proxy card dated later than your last vote;

•	notifying the Secretary of Libbey in writing; or

•	voting at the meeting.

If you hold your shares in “street name” through a broker or other nominee, you should contact your broker or nominee to determine how to change your vote or revoke your proxy.

How many outstanding shares of Libbey common stock are there?

At the close of business on March 31, 2008, which is the record date for the meeting, there were 14,606,199 shares of our common stock outstanding. Each share of common stock is entitled to one vote.

How big a vote do the proposals need in order to be adopted?

As long as a quorum is present either in person or by proxy at the Annual Meeting, each proposal must receive the votes of the holders of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting.

What constitutes a quorum?

Under our By-laws, the holders of a majority of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum, permitting business to be transacted at the meeting.

How will votes be counted?

Votes cast in person or by proxy will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. Abstentions will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the matter to which the abstention applies. Broker non-votes will not be considered as present and entitled to vote with respect to that matter. The common stock outstanding on the record date held by the trustee under Libbey’s Retirement Savings Plan will be voted by the trustee in accordance with written instructions from participants in that plan or, as to those shares for which no instructions are received, in a uniform manner as a single block in accordance with the instructions received with respect to the majority of shares of the plan for which instructions were received.

What are broker non-votes?

If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to vote your shares with respect to certain matters unless you give your broker or nominee specific instructions as to how to vote. For example, unless brokers have received voting instructions from their customers, brokers may not vote their customers’ shares with respect to the approval of equity compensation plans or other non-routine matters. Non-voted shares on non-routine matters are called “broker non-votes.” They will not be counted in determining the number of shares necessary for approval but will be counted in determining whether there is a quorum.

How will voting be conducted on other matters raised at the meeting?

The proxy committee will vote on other matters that properly come before the meeting in accordance with the Board’s recommendation or, if no recommendation is given, in the discretion of the proxy committee.

When must stockholder proposals be submitted for the 2008 annual meeting?

A stockholder desiring to submit a proposal for inclusion in our Proxy Statement for our Annual Meeting to be held in 2009 must deliver the proposal so that we receive it no later than December 4, 2008. Any proposal submitted outside the processes of Rule 14a-8 under the Exchange Act will be considered untimely if submitted after February 17, 2009. We request that all such proposals be addressed to Susan Allene Kovach, Vice President, General Counsel and Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

STOCK OWNERSHIP

Who are the largest owners of Libbey stock?

The following table shows information with respect to the persons we know to be the beneficial owners of more than five percent of our common stock as of December 31, 2007.

	Amount and Nature
Name and Address	of Beneficial	Percent
of Beneficial Owner	Ownership	of Class

Zesiger Capital Group LLC(1)	2,101,050	14.40%
320 Park Avenue, 30th Floor New York, NY 10022

Dimensional Fund Advisors LP(2)	985,270	6.77%
1299 Ocean Avenue Santa Monica, CA 90401

Skylands Capital, LLC(3)	908,800	6.20%
1200 North Mayfair Road, Suite 250 Milwaukee, WI 53226

Barclays Global Investors, NA(4)	806,402	5.54%
45 Fremont Street San Francisco, CA 94105

Credit Suisse(5)	730,781	5.00%
11 Madison Ave New York, NY 10010

(1)	Amendment No. 4 to Schedule 13G filed with the Securities and Exchange Commission on behalf of Zesiger Capital Group LLC, an investment advisor, indicates that, as of December 31, 2007, Zesiger Capital Group LLC is the beneficial owner of 2,101,050 common shares, with sole dispositive power as to 2,101,050 common shares and sole voting power as to 1,393,000 common shares. The schedule further states that all securities reported in the schedule are held in discretionary accounts that Zesiger Capital Group LLC manages, and that no single client of Zesiger Capital Group LLC owns more than 5% of the class.

(2)	Schedule 13G filed with the Securities and Exchange Commission on behalf of Dimensional Fund Advisors LP, an investment advisor, states that Dimensional Fund Advisors LP furnishes investment advice and serves as investment manager to certain commingled group trusts and separate accounts (the “Funds”). The schedule further indicates that, as of December 31, 2007, Dimensional Fund Advisors LP is the beneficial owner of 985,270 common shares, with sole voting and dispositive power with respect to all of those shares; that the Funds own all such securities; and that no one such Fund owns more than 5% of the shares.

(3)	Schedule 13G filed with the Securities and Exchange Commission on behalf of Skylands Capital, LLC indicates that, as of December 31, 2007, Skylands Capital, LLC, an investment advisor, is the beneficial owner of 908,800 shares, with sole voting and dispositive power with respect to all of those shares, which are held in four private investment funds and ten separate accounts managed by Skylands Capital, LLC, and that no fund or person beneficially owns more than 5% of the outstanding shares.

(4)	Schedule 13G filed with the Securities and Exchange Commission by Barclays Global Investors, NA on behalf of a group including Barclays Global Investors, NA, a bank (“Barclays NA”), Barclays Global Fund Advisors (“GBFA”), an investment advisor, and Barclays Global Investors, Ltd. (“Barclays Ltd.”), a bank, indicates that, as of December 31, 2007, each member of the group is the beneficial owner of 806,402 shares, with sole voting power with respect to 647,221 shares and sole dispositive power with respect to 806,402 shares. The schedule further states that the shares are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts.

(5)	Schedule 13G filed with the Securities and Exchange Commission by Credit Suisse, a bank (the “Bank”), indicates that it is filed on behalf of the subsidiaries of Credit Suisse to the extent that they constitute the Investment Banking division (the “Investment Banking division”), the Alternative Investments business (the “AI Business”) within the Asset Management division (the “Asset Management division”) and the U.S. private client services business (the “U.S. PCS Business”) within the Private Banking division (the “Private Banking division”) (the “Reporting Person”). The address of the principal business and office of the Bank is Uetlibergstrasse 231, P.O. Box 900, CH 8070 Zurich , Switzerland. The address of the principal business and office of the Reporting Person in the United States is Eleven Madison Avenue, New York, New York 10010. Schedule 13G states that, as of December 31, 2007, the Reporting Person is the beneficial owner of 730,781 shares, with shared voting and dispositive power with respect to all those shares. Schedule 13G further indicates that the ultimate parent company of the Bank is Credit Suisse Group (“CSG”), a corporation formed under the laws of Switzerland, and that CSG, for purposes of the federal securities laws, may be deemed ultimately to control the Bank and the Reporting Person. The Schedule 13G also states that “CSG, its executive officers and directors, and its direct and indirect subsidiaries (including those subsidiaries that constitute the Asset Management division (other than the AI Business) (the ’Traditional AM Business’) and the Private Banking division (other than the U.S. PCS Business (the ’Non-U.S. PB Business’)) may beneficially own Shares to which the Schedule 13G relates (the “Shares”) and such Shares are not reported in the Schedule 13G. CSG disclaims beneficial ownership of Shares beneficially owned by its direct and indirect subsidiaries, including the Reporting Person. Each of the Traditional AM Business and the Non-U.S. PB Business disclaims beneficial ownership of Shares beneficially owned by the Reporting Person. The Reporting Person disclaims beneficial ownership of Shares beneficially owned by CSG, the Traditional AM Business and the Non-U.S. PB Business.”

How much Libbey stock do our directors and officers own?

Stock Ownership Guidelines

Since July 2004, we have required each of our outside directors, prior to the expiration of his or her second full term, to own at least 4,000 shares of Libbey common stock. Compliance with this guideline may be achieved through direct ownership of shares of our common stock, through deferral of director compensation into an account, the value of which is based upon the value of our common stock plus dividends (as described under “Compensation-Related Matters — Compensation Discussion and Analysis — How are Libbey’s directors compensated?” below), or through a combination of these means.

In October 2007, we established guidelines pursuant to which our executive officers also are required to achieve ownership of meaningful amounts of equity in Libbey. Specifically, each executive officer is required to achieve ownership of a specified number of shares of Libbey common stock equal to a multiple of his or her base salary in effect on January 1, 2008 or, if later, the date on which the executive officer becomes subject to the guidelines. For individuals who are executive officers as of January 1, 2008, the applicable deadline for compliance with the guidelines is December 31, 2012. For individuals who become executive officers after January 1, 2008, the applicable deadline is the fifth anniversary of the date on which they become executive officers.

The applicable multiples for the executive officers are as follows:

Multiple of
Executive Officer Title	Base Salary

Chief Executive Officer	5X
President, Executive Vice President, group or divisional president(1)	3X
Other Vice Presidents	2X

(1)	No individuals currently occupy the positions of President or group or divisional president. Mr. Reynolds currently is Libbey’s only Executive Vice President.

We determine the number of shares of stock that each executive officer is required to own by the applicable deadline as follows. First, we multiply the applicable executive officer’s annual base salary on January 1, 2008 (or the date on which he or she becomes subject to the guidelines, if later) by the appropriate multiple from the above table. We then divide the product by the average closing price of Libbey common stock over a period of time to be determined by the Nominating and Governance Committee of Libbey’s Board of Directors. For those individuals who were executive officers as of January 1, 2008, the Nominating and Governance Committee has determined that the average closing price of Libbey common stock over 2007, $16.84, will be used to determine the number of shares that they are required to own as of December 31, 2012.

The following forms of equity (which we refer to as “Qualifying Shares”) will be counted in determining whether an executive officer has achieved the guideline applicable to him or her:

•	Shares of Libbey common stock held by the officer, his or her spouse and/or his or her minor children (as long as they are minors), if:

•	The shares are not subject to forfeiture under the terms of any award of those shares or the terms of any plan pursuant to which those shares are purchased and/or held; and

•	The shares are not pledged to secure any indebtedness;

•	Awards, pursuant to any plan approved by the Compensation Committee of the Board of Directors, of restricted shares, restricted stock units (which we refer to as “RSUs”) or shares issued in settlement of performance shares, but only if and to the extent the vesting requirements (whether continued service to Libbey or achievement of performance targets) associated with the shares already have been satisfied;

•	Shares of Libbey common stock that are held for the benefit of the executive officer or his or her spouse or minor children in a 401k savings account, in Libbey’s Employee Stock Purchase Plan, in any individual retirement account or in any trust or other estate planning vehicle;

•	“Phantom stock” into which any restricted shares, RSUs or shares issued in settlement of performance shares are deferred pursuant to any plan approved by the Compensation Committee of the Board of Directors; and

•	Vested, “in-the-money” stock options, but only to the extent they do not exceed 50% of the shares required by the guideline applicable to the particular executive officer.

As of March 1, 2008, the number of Qualifying Shares held by the executive officers whom we refer to as the “Named Executives” (as set forth under “Compensation-Related Matters — Summary Compensation Table” below) was as follows:

	Applicable Guideline	Number of
Named Executive	(Number of Shares)_	Qualifying Shares Held

John F. Meier	204,869	120,062
Gregory T. Geswein(1)	40,099	1,257
Scott M. Sellick	32,193	22,707
Richard I. Reynolds	79,504	74,879
Kenneth G. Wilkes	39,302	39,869
Daniel P. Ibele	31,061	24,203

(1)	Does not include 1,642 restricted stock units (which we refer to as “RSUs”) that are scheduled to vest on May 23, 2008 and therefore are included under “Beneficial Ownership Table” below.

The Nominating and Governance Committee, which is responsible for monitoring compliance with the guidelines, has authority to address extenuating circumstances that prevent an executive officer from complying with the guidelines by the deadline applicable to him or her. In addition, the Nominating and Governance Committee has authority to work out transition plans for executive officers nearing retirement.

Beneficial Ownership Table

The following table shows, as of March 31, 2008, the number of shares of our common stock and percentage of all issued and outstanding shares of our common stock that are beneficially owned (unless otherwise indicated) by our directors, the Named Executives and our directors and executive officers as a group. Our address is the address of each director and executive officer set forth below. The shares owned by the executive officers set forth below include the shares held in their accounts in the Libbey Inc. Retirement Savings Plan. An asterisk indicates ownership of less than one percent of the outstanding stock.

	Amount and Nature
	of Beneficial	Percent
Name of Beneficial Owner	Ownership(1)	of Class

Carlos V. Duno	7,523	*
William A. Foley(2)	6,623	*
Gregory T. Geswein(3)	2,526	*
Jean-René Gougelet(2)	0	*
Daniel P. Ibele(3)	92,703	*
Peter C. McC. Howell(2)(4)	8,273	*
John F. Meier(3)(5)	314,006	2.15%
Deborah G. Miller(2)	4,878	*
Carol B. Moerdyk(2)	7,423	*
Richard I. Reynolds(3)	221,880	1.52%
Scott M. Sellick(3)	54,707	*
Terence P. Stewart(2)	10,451	*
Kenneth G. Wilkes(3)	131,370	*
Directors & Executive Officers as a Group(3)(2)	1,033,807	7.08%

(1)	Includes the following number of stock options that have been granted to Messrs. Meier, Geswein, Sellick, Reynolds, Wilkes and Ibele and that currently are exercisable or will be exercisable on or before June 3, 2008:

Number of
Outstanding Stock
Options Exercisable
Named Executive	Within 60 Days

John F. Meier	221,933
Gregory T. Geswein	1,269
Scott M. Sellick	41,623
Richard I. Reynolds	163,925
Kenneth G. Wilkes	103,225
Daniel P. Ibele	78,264

(2)	Does not include the following number of shares of phantom stock held by non-management directors, as of March 31, 2008, pursuant to certain deferred compensation plans for outside directors:

Number of
Name of Director	Phantom Shares

William A. Foley	11,633
Jean-René Gougelet	152
Peter C. McC. Howell	5,703
Deborah G. Miller	2,164
Carol B. Moerdyk	22,378
Terence P. Stewart	17,066

For more information regarding our deferred compensation plans for non-management directors, see “Compensation Discussion and Analysis — How are Libbey’s directors compensated?” below.

(3)	Includes the shares of common stock that Messrs. Meier, Geswein, Sellick, Reynolds, Wilkes and Ibele, and all officers as a group, held in the Libbey Inc. Retirement Savings Plan as of March 31, 2008.

(4)	Includes 750 shares held by family members of Mr. Howell. Mr. Howell disclaims any beneficial interest in these shares.

(5)	Includes 8,406 shares held by family members of Mr. Meier. Mr. Meier disclaims any beneficial interest in these shares.

In addition to outstanding shares of common stock that our Named Executives beneficially owned as of March 31, 2008, on February 16, 2007, May 23, 2007 and February 15, 2008 the Named Executives received the following grants of RSUs that have not yet vested:

No. of Unvested
Named Executive	RSUs(1)

John F. Meier	68,808
Gregory T. Geswein	13,615
Scott M. Sellick	14,920
Richard I. Reynolds	35,784
Kenneth G. Wilkes	18,400
Daniel P. Ibele	12,797

(1)	Of this amount, 41,623 RSUs with three-year vesting were granted on February 16, 2007, a total of 6,567 RSUs with four-year vesting were granted on May 23, 2007, and a total of 116,134 RSUs with four-year vesting were granted on February 16, 2007 and February 15, 2008. One share of our common stock will be issued for each vested RSU. Dividends do not accrue on RSUs until they vest. For further information, see “Compensation-Related Matters — In what forms does Libbey deliver compensation to its executives, and what purposes do the various forms of compensation serve?” and the Outstanding Equity Awards at Fiscal Year-End table below.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of filings with the Securities and Exchange Commission and written representations that no other reports were required to be filed by the relevant persons, we believe that, during the fiscal year ended December 31, 2007, all officers, directors and greater-than-ten-percent beneficial owners complied with the filing requirements applicable to them pursuant to Section 16 of the Exchange Act.

LIBBEY CORPORATE GOVERNANCE

Who are the current members of Libbey’s Board of Directors?

Libbey’s Certificate of Incorporation and By-Laws provide that the Board of Directors is divided into three classes. The following table shows information with respect to the members of the Board of Directors on the date of this proxy statement:

			Board Committee	Director
Director	Age	Experience	Assignments	Since

Carlos V. Duno (Class II)	60	Owner and Chief Executive Officer of Marcia Owen Associates, a recruiting and staffing agency, from July 2006 to present; Chief Executive Officer and Owner, CDuno Consulting, from November 2004 to present; Chairman & CEO, Clean Fuels Technology, from June 2001 to October 2004; President, Business Development and Planning, Vitro S.A. from July 1995 to May 2001.	Chair, Audit Committee; Member, Nominating and Governance Committee	2003
William A. Foley (Class III)	60	Chairman and Chief Executive Officer of Think Well Inc. from March 2005 to present; President and a Director of Arhaus, Incorporated, a retailer of home furnishings, from November 2006 to June 2007; Co-founder of Learning Dimensions LLC from November 2002 to July 2005; Co-founder of Entrenu Holdings LLC; Chairman and Chief Executive Officer of LESCO Inc. from July 1993 to April 2002.	Chair, Nominating and Governance Committee; Member, Compensation Committee	1994

			Board Committee	Director
Director	Age	Experience	Assignments	Since

Jean-René Gougelet (Class I)	59	From August 2007 to present, President of Burnes Home Accents, LLC; from 2005 to August 2007, strategy consultant with Vido Enterprises, providing strategic planning and growth management services to middle market companies; from 2001 to 2005, Chief Executive Officer of Arc International’s Mikasa division; and from 1991 through 2001 and 2003 through 2005, Chief Executive Officer of Arc International North America.	Member, Audit Committee	2007
Peter C. McC. Howell (Class II)	58	From 1997 to present, advisor to various business enterprises in the areas of acquisitions, marketing and financial reporting; Chairman and Chief Executive Officer of Signature Brands USA Inc. (formerly Health o meter, Inc.) from August 1994 to August 1997; President, Chief Executive Officer and a director of Mr. Coffee, inc. from 1989 to 1994; Member of the board of directors of Pure Cycle Corporation (NASDAQ: PCYO).	Member, Audit Committee; Member, Nominating and Governance Committee	1993
John F. Meier (Class I)	60	Chairman of the Board and Chief Executive Officer of Libbey since June 1993; Director, Cooper Tire and Rubber Company (NYSE: CTB), since 1997; Director, Applied Industrial Technologies (NYSE: AIT), since October 2005.		1987

			Board Committee	Director
Director	Age	Experience	Assignments	Since

Deborah G. Miller (Class III)	58	Chief Executive Officer of Enterprise Catalyst Group, a consulting firm specializing in high technology and biotechnology transformational applications, from 2003 to present, and in that role, President, Chief Executive Officer and Chairman of Ascendant Systems from February 2005 to present and Chief Executive Officer of Maranti Networks from September 2003 to November 2004; President and Chief Executive Officer of Egenera from April 2002 to 2003; from November 2001 to March 2002, Chief Executive Officer, On Demand Software. Ms. Miller also serves on the board of directors of Sentinel Group Funds, Inc.	Member, Compensation Committee; Member, Nominating and Governance Committee	2003
Carol B. Moerdyk (Class I)	57	Retired. Formerly Senior Vice President, International, OfficeMax, Incorporated (formerly Boise Cascade Corporation), from August 2004 to September 2007; Senior Vice President, Administration, Boise Cascade Office Products Corporation, from January 2004 to August 2004; Senior Vice President, North American and Australasian Contract Operations, Boise Cascade Office Products Corporation, from 1998 through 2003. Director of American Woodmark Corporation (NASDAQ: AMWD) since May 2005.	Chair, Compensation Committee; Member, Audit Committee;	1998
Richard I. Reynolds (Class II)	61	Executive Vice President and Chief Operating Officer of Libbey from November 1995 to present; Vice President and Chief Financial Officer of Libbey from 1993 to 1995.		1993
Terence P. Stewart (Class III)	59	Managing partner of Stewart and Stewart, a Washington, D.C.-based law firm that specializes in trade and international law issues, where he has been employed since 1976.		1997

Does Libbey have Corporate Governance Guidelines?

Our Board of Directors has adopted Corporate Governance Guidelines that govern the Board of Directors. Our Corporate Governance Guidelines, as well as the charters for each of the Audit, Compensation and Nominating and Governance committees, are available on our website (www.libbey.com).

What is the role of the Board’s committees?

Our Board of Directors currently has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee.

Audit Committee.  The Board of Directors adopted an Audit Committee Charter in 2000 and periodically reviews and, when indicated in light of current best practices, updates the Audit Committee Charter. Most recently, the Board of Directors adopted a new Audit Committee Charter at the Board’s meeting held on February 5, 2008. The current Audit Committee Charter is available on Libbey’s website (www.libbey.com).

The functions of the Audit Committee are described under “Audit-Related Matters; Report of the Audit Committee” below. The Audit Committee met ten times during 2007. On February 5, 2008, the Board selected the members of the Audit Committee for the coming year, as shown above. The Board has determined that all members of the Audit Committee are independent, within the meaning of SEC regulations and the listing standards of the New York Stock Exchange. The Board has further determined that each of Messrs. Duno and Howell and Ms. Moerdyk is qualified as an audit committee financial expert, as defined in SEC regulations, and that each of Messrs. Duno, Gougelet and Howell and Ms. Moerdyk is financially literate and has accounting and related financial management expertise, as those qualifications are interpreted by the Board in its business judgment.

Compensation Committee.  The Compensation Committee is responsible for (a) discharging the Board’s responsibilities relating to executive compensation, (b) producing an annual report on executive compensation for inclusion in the proxy statement or annual report on Form 10-K as required by the SEC, (c) approving grants of stock options and other awards under the company’s equity participation plans and providing oversight and administration of these plans in accordance with the provisions of the plans, and (d) providing oversight and administration for the company’s employee stock purchase plan in accordance with the provisions of the plan. In particular, the Compensation Committee has been charged with the following responsibilities:

•	The Compensation Committee reviews executive compensation at comparable companies and recommends to the Board compensation levels and incentive compensation plans for our executives;

•	The Compensation Committee reviews and approves the goals and objectives relevant to the targets of the executive incentive compensation plans;

•	Following the Board’s annual evaluation of the performance of the Chief Executive Officer (which is to be reviewed with the Chief Executive Officer by the chair of the Committee), the Compensation Committee establishes the compensation of the Chief Executive Officer based on the evaluation, and in determining the long-term incentive compensation component of the Chief Executive Officer’s compensation, the Compensation Committee considers the Company’s performance, relative shareholder return, the value of similar awards to chief executive officers at comparable companies and the awards given to the Company’s Chief Executive Officer in prior years.

•	The Compensation Committee performs an annual evaluation of the performance and effectiveness of the Compensation Committee.

The Compensation Committee met six times during 2007. On February 5, 2008, the Board selected the members of the Compensation Committee for the coming year, as shown above. The Board has determined that all members of the Compensation Committee are independent, within the meaning of the listing standards of the New York Stock Exchange, and that all members of the Compensation Committee are “outside directors,” within the meaning of 26 CFR § 1.162-27.

Nominating and Governance Committee.  Pursuant to the charter of the Nominating and Governance Committee, the Committee is responsible for developing and implementing policies and practices relating to corporate governance, including reviewing and monitoring implementation of our Corporate Governance Guidelines. In addition, the Committee is responsible for establishing a selection process for new directors to meet the needs of the Board, for evaluating and recommending candidates for Board membership, for assessing the performance of the Board and reviewing that assessment with the Board and for establishing objective criteria to evaluate the performance of the Chief Executive Officer. The Committee also is responsible for reporting to the Board trends in director compensation practices and the competitiveness of the Company’s director compensation practices.

The Nominating and Governance Committee met six times in 2007. On February 5, 2008, the Board selected the members of the Nominating and Governance Committee for the coming year, as shown above. The Board has determined that all of the members of the Committee are independent, within the meaning of the listing standards of the New York Stock Exchange.

Who coordinates executive sessions of the Board’s non-management directors?

At each regularly scheduled meeting of the Board, the Board (excluding management directors) meets in executive session outside the presence of management. In order to provide continuity, the Board has designated Deborah G. Miller to chair and coordinate these executive sessions.

How does the Board select nominees for the Board?

New directors are selected following review and evaluation by the Nominating and Governance Committee, which also proposes and reviews the criteria for membership at least biannually and the selection process. The Nominating and Governance Committee solicits input from all Board members and makes its recommendation to the Board. An invitation to join the board is extended by the Chairman of the Board on behalf of the Board. A stockholder who wishes to recommend a prospective nominee for the Board may notify our Corporate Secretary or any member of the Nominating and Governance Committee in writing, including such supporting material as the stockholder deems appropriate. Candidates for director nominated by stockholders will be given the same consideration as candidates nominated by other sources.

The Board in its Corporate Governance Guidelines has determined that Board members must satisfy the following standards and qualifications:

Requisite Characteristics for Board Candidates

•	the highest professional and personal ethics and values, consistent with longstanding Libbey values and standards

•	broad experience at the policy-making level in business, government, education, technology or public interest

•	commitment to enhancing shareholder value

•	devotion of sufficient time to carry out the duties of Board membership and to provide insight and practical wisdom based upon experience

•	expertise in areas that add strategic value to the Board and/or knowledge of business in foreign locations strategic to our then-current or potential future operations. For example, current or recent experience as a chief executive officer of a public company; expertise in logistics and advanced supply chain management; experience as an executive with a large multinational or as an expatriate executive in the Far East, Europe or Latin America; management experience in the foodservice industry; or management or board experience in a highly leveraged environment.

In addition, the Board seeks directors who are strategic thinkers, understand complex capital structures and the operational constraints that they create, are members of the boards of directors of other public companies and have experience and expertise in corporate governance, marketing expertise and/or experience in the consumer products industry. The Board also seeks directors who, as compared to then-existing members of the Board, are diverse with respect to geography, employment, age, race or gender.

Finally, the Board considers such other relevant factors as it deems appropriate, including the current composition of the Board, the balance of management and independent directors, the need for Audit Committee expertise and the evaluations of other prospective nominees.

The Nominating and Governance Committee employed the services of a third-party search firm to identify and recruit Ms. Moerdyk to the Board in 1998, and, under its charter, the Nominating and Governance Committee continues to have the authority to employ the services of a third-party search firm in fulfilling its duties to select nominees to the Board.

How does the Board determine which directors are considered independent?

Pursuant to the Corporate Governance Guidelines approved by the Board, the Board has made a determination as to the independence of each of the members of the Board. In making this determination, the Board has considered the existence or absence of any transactions or relationships between each director or any member of his or her immediate family and Libbey and its subsidiaries and affiliates, including those reported under “Certain Relationships and Related Transactions — What transactions involved directors or other related parties?” below. The Board also examined the existence or absence of any transactions or relationships between directors or their affiliates and members of Libbey’s senior management or their affiliates.

As provided in the Guidelines, the purpose of this review was to determine whether there is any relationship that is inconsistent with a determination that a director is independent of Libbey or its management. Specifically, the Guidelines preclude a determination by the Board that a director is independent if the director does not meet the independence requirements set forth in the listing standards of the New York Stock Exchange.

As a result of this review, the Board has affirmatively determined that Carlos V. Duno, William A. Foley, Peter C. McC. Howell, Deborah G. Miller, Carol B. Moerdyk and Jean-René Gougelet are independent of Libbey and its management under the standards set forth in the Corporate Governance Guidelines. Messrs. Meier and Reynolds are considered inside directors because of their employment as senior executives of Libbey. Mr. Stewart is considered a non-independent director because in the past three years Stewart and Stewart, the law firm of which Mr. Stewart is managing partner, has provided legal services to Libbey in connection with international trade matters and is expected to continue to do so. For more information with respect to the compensation paid to Mr. Stewart’s law firm for services provided to Libbey in 2007, see “Corporate Governance — Certain Relationships and Related Transactions — What transactions involved directors or other related parties?” below.

How often did the Board meet during fiscal 2007?

The Board of Directors met eight times during 2007. Five of these meetings were regularly scheduled meetings and three of them were special meetings. During 2007, Mr. Gougelet attended 75% or more of the aggregate number of meetings of the Board that he was eligible to attend after being appointed to the Board of Directors; he did not serve as a member of any Board committees in 2007.

Each other incumbent member of the Board of Directors attended 75% or more of the aggregate number of meetings of the Board and at least 75% of the aggregate number of meetings of the committees of the Board that he or she was eligible to attend.

Certain Relationships and Related Transactions — What transactions involved directors or other related parties?

We desire to maintain a Board of Directors in which a substantial majority of our directors are independent, as defined in our Corporate Governance Guidelines. Those Guidelines preclude a determination by the Board that a director is independent if the director does not meet the independence requirements set forth in the listing standards of the New York Stock Exchange. We generally prohibit related-party transactions involving directors. Our Board makes a single exception to that policy in order to enable us to obtain legal services with respect to international trade matters from the law firm of Stewart and Stewart, of which Mr. Stewart is managing partner. During 2007 Stewart and Stewart received fees of approximately $35,927 from us for legal services in connection with various international trade matters. We anticipate that we will continue to utilize the legal services of Stewart and Stewart in the future in connection with international trade matters. In that connection, because our Board believes that Libbey’s General Counsel is best suited to select legal counsel for Libbey, the Board does not require that we seek the approval of the Board, or of any committee of the Board, in connection with our engagement of Stewart and Stewart. However, the Board has determined that, as a result of our engagement of Stewart and Stewart with respect to international trade matters, Mr. Stewart is not independent of Libbey.

In addition, our Code of Business Ethics and Conduct (which we refer to as our “Code of Ethics”), adopted by our Board in 2004, requires that all of Libbey’s directors, officers and other employees avoid conflicts of interest. Related-party transactions that are of the nature and magnitude that they must be disclosed pursuant to Item 404(b) of Regulation S-K would be considered transactions that could give rise to a conflict of interest, and therefore are covered by our Code of Ethics. Our Code of Ethics requires that any conflicts of interest be reported to our Legal Department, and that the written concurrence of our General Counsel is required to waive any conflict of interest. In addition, our Code of Ethics requires that waivers of our Code of Ethics with respect to executive officers or directors may be granted only by the Board of Directors and only if the noncompliance with our Code of Ethics is or would be immaterial or if the Board of Directors otherwise determines that extraordinary circumstances exist and that the waiver is in the best interests of our stockholders.

How do stockholders and other interested parties communicate with the Board?

Stockholders and other parties interested in communicating directly with the non-management directors as a group may do so by writing to Non-Management Directors, c/o Corporate Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060. The Nominating and Governance Committee has approved a process for handling letters that we receive and that are addressed to the non-management members of the Board. Under that process, the Corporate Secretary is responsible for reviewing all such correspondence and regularly forwarding to the non-management members of the Board a summary of all correspondence and copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the function of the Board or committees thereof or that the Corporate Secretary otherwise determines requires the attention of the Board. Directors may, at any time, review a log of all correspondence that we receive and that are addressed to the Non-Management Directors or other members of the Board and request copies of any such correspondence. Concerns relating to accounting, internal controls or auditing matters are brought immediately to the attention of our internal auditors and Audit Committee and are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Are Libbey’s Corporate Governance Guidelines, Code of Business Ethics and Conduct and Committee Charters available to stockholders?

Our Corporate Governance Guidelines and Code of Business Ethics and Conduct (which applies to all of our employees, officers and directors), as well as the Charters for each of the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, are available on our website (www.libbey.com). They also are available in print, upon request, to any holder of our common stock. Requests should be directed to Corporate Secretary, Libbey Inc., 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

Are Libbey’s directors required to attend Libbey’s annual meeting of stockholders?

While our directors are not required to attend our annual meeting of stockholders, we typically schedule a meeting of the Board of Directors to take place at the same location and on the same day as the annual meeting of stockholders. As a result, we anticipate that a substantial majority of our directors will be present at the annual meeting of stockholders to be held on May 16, 2008. In 2007, all members of the Board of Directors attended our annual meeting of stockholders.

AUDIT-RELATED MATTERS

Who are Libbey’s auditors?

Upon the recommendation of the Audit Committee, the Board of Directors has appointed Ernst & Young LLP as Libbey’s independent auditors for the fiscal year ending December 31, 2008. Although ratification by the stockholders is not required by law, the Board of Directors believes that you should be given the opportunity to express your views on the subject. See “Proposal 2 — Ratification of Auditors” below.

A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will have an opportunity to make a statement if the representative so desires. The representative will be available to respond to appropriate questions.

What fees has Libbey paid to its auditors for Fiscal 2007 and 2006?

Fees for services rendered by Ernst & Young LLP for the years ended December 31, 2007 and 2006 are as follows:

Nature of Fees	2007 Fees	2006 Fees

Audit Fees(1)	$1,200,082	$2,103,622
Audit Related Fees(2)	$80,000	$76,000
Tax Fees	$0	$0
All Other Fees	$0	$0

Total	$1,280,082	$2,179,622

(1)	Fees for audit services include fees associated with the annual audit of our internal controls, the annual audit of financial statements and the reviews of our quarterly reports on Form 10-Q and annual report on Form 10-K.

(2)	Audit-related fees principally include fees for audits of our benefit plans.

All audit-related, tax and other services were pre-approved by the Audit Committee, which concluded that the provision of these services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its audit functions. The Audit Committee’s policy regarding auditor independence requires pre-approval by the Audit Committee of audit, audit-related and tax services on an annual basis. The policy requires that engagements that the auditors or management anticipates will exceed pre-established thresholds must be separately approved. The policy also provides that the Committee will authorize one of its members to pre-approve certain services. The Committee has appointed Carlos V. Duno, Chair of the Committee, to pre-approve these services.

Report of the Audit Committee

The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing by Libbey under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Libbey specifically incorporates this Report by reference therein.

The Audit Committee oversees the integrity of our financial statements on behalf of the Board of Directors; the adequacy of our systems of internal controls; our compliance with legal and regulatory requirements; the qualifications and independence of our independent auditors; and the performance of our independent auditors and of our internal audit function.

In fulfilling its oversight responsibilities, the Audit Committee has direct responsibility for, among other things:

•	confirming the independence of our independent auditors;

•	appointing, compensating and retaining our independent auditors;

•	reviewing the scope of the audit services to be provided by our independent auditors, including the adequacy of staffing and compensation;

•	approving non-audit services;

•	overseeing management’s relationship with our independent auditors;

•	overseeing management’s implementation and maintenance of effective systems of internal and disclosure controls; and

•	reviewing our internal audit program.

The Audit Committee reviews and discusses with management and the independent auditors all annual and quarterly financial statements prior to their issuance. The Audit Committee’s discussions with management and the independent auditors include a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee met both with management and with the independent auditors who are responsible for auditing the financial statements prepared by management and expressing an opinion on the conformity of those audited financial statements with accounting principles generally accepted in the United States. The Audit Committee also met with the independent auditors and the internal auditors without management being present. The Audit Committee discussed with the independent auditors and management the results of the independent auditors’ examinations; their judgments as to the quality, not just the acceptability, of our accounting principles; the adequacy and effectiveness of our accounting and financial internal controls; the reasonableness of significant judgments; the clarity of disclosures in the financial statements; and such other matters as are required to be communicated to the Audit Committee under generally accepted auditing standards, including Accounting Standards Board Statement on Auditing Standards No. 61, Communication with Audit Committees. In addition, the Audit Committee discussed with the independent auditors the auditor’s independence from management and Libbey, including the matters in the written disclosures required by the Independence Standards Board, Standard No. 1, Independence Discussions with Audit Committees.

Taking all of these reviews and discussions into account, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Carlos V. Duno, Chair
Jean-René Gougelet
Peter C. McC. Howell
Carol B. Moerdyk

COMPENSATION-RELATED MATTERS

Compensation Discussion and Analysis

Executive Summary

Financial and Operational Highlights for 2007.  As described below under “What are the objectives of Libbey’s executive compensation program,” in 2006 the Compensation Committee of our Board of Directors overhauled our executive compensation program in order to ensure that it was adequately geared to promote successful execution of our complex strategy to extend our business platform further into international markets and to improve our cost-competitiveness.

The overhaul appears to be accomplishing the intended objectives. Libbey and its stockholders have benefited greatly as we have successfully extended our manufacturing platform into low-cost countries such as Portugal, Mexico and China, and have continued to reduce costs and increase efficiencies as we drive LEAN manufacturing principles across our company. In fact, in spite of a tepid U.S. economy during the last four months of 2007, we achieved the following results in 2007:

Libbey’s Financial and Operational Highlights for 20071

☐	The one-year total return to our stockholders was 29.1%, the second consecutive year in which our one-year total shareholder return exceeded 20%. In contrast, the annual return for the Russell 2000 Index, of which we are a component company, was −1.6%; the annual return for the S&P SmallCap 600 Index was -0.3%; the annual return for the S&P 600 Housewares & Specialties Index was 8.6%; and the annual total shareholder return for our peer group, as defined under “— How does Libbey determine the forms and amounts of executive compensation? below, on a composite basis, was 17.1%.[2] In fact, our one-year total shareholder return was among the top one-third in our peer group.

☐	Our income from operations (which we refer to as “IFO”) was $66.1 million, an increase of $46.8 million, or 243.1%, over our reported IFO for our fiscal year ended December 31, 2006, and an increase of $28.3 million, or 74.9%, over 2006 adjusted IFO, excluding special charges, of $37.8 million.

☐	Our earnings before interest, taxes, depreciation and amortization, after minority interest (which we refer to as “EBITDA”) was $116.5 million, an increase of $62.9 million, or 117.6%, over our reported EBITDA for our fiscal year ended December 31, 2006, and an increase of $44.5 million, or 61.8%, over our 2006 adjusted EBITDA, excluding special charges, of $72 million.

☐	We increased free cash flow by $113.7 million, from $(97.2) million in 2006 to $16.5 million in 2007.

☐	We achieved record-setting sales in our North American Glass segment by taking significant additional market share in the retail channel of distribution, and achieved record-setting sales in our International segment.

☐	We improved our operating margin in 2007 to 8.1% from 2.8% in 2006.

☐	We began operations at our new, state-of-the-art glass tableware manufacturing facility in Langfang, China, near Beijing, in early 2007; we shipped our first customer order from that facility in March; and we achieved our first profitable month in December.

☐	We substantially completed “Project Tiger,” our project to rationalize capacity at our Crisa facility in Mexico and achieve annualized savings of $13-15 million.

In addition, in May 2007 we increased the depth of our senior management team by adding Jonathan S. Freeman to our team in the newly created role of Vice President, Global Supply Chain, and Gregory T. Geswein to our team as Vice President and Chief Financial Officer. Scott M. Sellick, who served as Chief Financial Officer from 2003 until Mr. Geswein joined us, moved into the new role of Chief Accounting Officer. These management additions and changes give us enhanced ability to address the operational and financial management challenges inherent in our broadened business platform.

1 For more information with respect to our results of operations for 2007, including explanations as to how we define the non-GAAP financial measures referred to above and reconciliations of those non-GAAP financial measures to the most directly comparable U.S. GAAP measures, see “Management’s Discussion and Analysis — Reconciliation of Non-GAAP Financial Measures” in our Annual Report on Form 10-K filed on March 17, 2008, with the Securities and Exchange Commission.
2 See “Total Shareholder Return” in our 2007 Annual Report to Shareholders.

2007 Executive Compensation Highlights.  In spite of Libbey’s strong performance in 2007, the total direct compensation that we paid each of our executive officers for performance in 2007 was less than each executive officer’s target total direct compensation for the year. The shortfall primarily is attributable to the rigorous scale that we used for determining the payouts under the corporate component of our Senior Management Incentive Plan (which we refer to as the “SMIP”). For purposes of determining the payouts under the corporate component, which represented 67% of each executive officer’s target SMIP payout, we compared our actual IFO to our budgeted IFO for 2007. Although we achieved almost 96% of our budgeted IFO of approximately $69.0 million, our rigorous payout scale resulted in payouts under the corporate component of only 60% of the targeted payouts for that component.

Payouts to our executive officers under the individual component (which represented 33% of each executive officer’s target payout) of our SMIP ranged from 93% of target to 150% of target. In recognition of achievements in 2007 that were not contemplated by the individual component of the SMIP but nevertheless played important roles in Libbey’s ability to achieve its record-setting financial results, its progress in executing its transformation and the significant increase in total shareholder return in 2007, the Compensation Committee of our Board of Directors exercised discretion to award cash bonuses to some of our executive officers. The largest cash bonus awarded to any of our executive officers was less than $29,000.

Each of our executive officers also participates in our long-term incentive program. Under that program, in February 2007 the Compensation Committee awarded RSUs and non-qualified stock options (which we refer to as “NQSOs”) to our executive officers. Because the Compensation Committee had decided in 2006 to delay until 2007 awards of RSUs and NQSOs in light of our challenging refinancing in June 2006 and concern regarding issuance of equity awards during so-called “quiet periods,” the Compensation Committee awarded two sets of RSUs and NQSOs in February 2007. The first set of RSUs and NQSOs, representing the delayed awards from 2006, vests over three years, with one-third the number of RSUs and NQSOs awarded vesting on each of the first, second and third anniversaries of the grant date. The second set of RSUs and NQSOs vests over four years, with one-quarter the number of RSUs and NQSOs awarded vesting on each of the first, second, third and fourth anniversaries of the grant date.

In addition, in February 2007 the Compensation Committee approved a new long-term performance plan (which we refer to as our “2007 LTIP”), with a single, three-year performance cycle beginning on January 1, 2007 and ending on December 31, 2009, and awarded to each of our executive officers performance shares that may be earned under the 2007 LTIP if we achieve at least 85% of cumulative, budgeted EBITDA over that three-year period.

Finally, in February 2008 the Compensation Committee determined that Libbey achieved 99.4% of our cumulative, budgeted EBITDA of approximately $157.2 million for the 18-month period ended December 31, 2007, resulting in a payout to our executive officers of 98% of the performance shares awarded to them under our July 2006 LTIP (as defined below under “— What compensation did Libbey’s executives receive for 2007”) for the performance cycle beginning July 1, 2006 and ending on December 31, 2007.

What are the objectives of Libbey’s executive compensation program?

In order to build shareholder value by ensuring Libbey’s long-term growth, in 2004 we modified our business strategy, opting to undertake a complicated, multi-year process to extend our manufacturing platform into low-cost countries and to reposition our cost structure. After completing a comprehensive review of our executive compensation program in 2005, the Compensation Committee overhauled our executive compensation program in 2006 to ensure that it is adequately geared to promote achievement of the contemplated transformation. Accordingly, our current executive compensation program is structured to achieve the following objectives:

•	Talent Attraction and Retention Objective. As our business has become more global and complex, it has become increasingly important that we are positioned to attract and retain highly qualified executives with the experience to enable us to achieve our business strategies. As indicated above, in

2007 we expanded our senior management team by adding senior executives to our global supply chain and finance functions. Competition for talented executives with experience in these functional areas is keen, and we believe that our ability to offer competitive compensation to our new executives was an important factor in our successful recruiting of these executives.

•	Motivational Objective. Between 2005 and 2007, we expanded our business operations into Portugal, Mexico and China, adding significant complexity to our business. And in 2006, we incurred a significant amount of very expensive debt in order to complete the transaction pursuant to which we acquired the remaining 51% interest in our Crisa subsidiary that we did not already own. We can create significant shareholder value by refinancing that debt and reducing our cost of capital substantially. In order to position Libbey to take advantage of the capital markets when they stabilize, we must achieve our business strategies and budgeted financial results. Accordingly, it is imperative that our executive compensation program provide ample financial incentives to motivate our executives to achieve these strategies and results.

•	Alignment Objective. Since ultimately our goal is to create long-term value for our stockholders, our executive compensation program should further that goal by aligning the interests of our executives with the long-term interests of our stockholders.

•	Reasonableness Objective. We believe that our executive compensation program should balance the need to provide sufficient financial incentives to achieve the motivational objective described above with the need to ensure that executive compensation is reasonable.

In what forms does Libbey deliver compensation to its executives, and what purposes do the various forms of compensation serve?

We generally deliver compensation to our executives in the form of annual cash compensation; long-term, equity-based incentives; fringe benefits and limited perquisites; and income protection under certain limited circumstances. Although our most senior executives have the highest compensation opportunities, they also have a higher percentage of their compensation opportunities “at risk” than our more junior executives.

The following table sets forth the respective forms in which we delivered compensation to our executives for performance in 2007, the characteristics of those forms of compensation, and the purposes or objectives that each form of compensation is designed to fulfill:

Form of Compensation	Characteristics	Purpose/ Objective

Annual cash compensation

Base Salary
• Fixed component, adjusted annually

• Differences among executives are a function of level of responsibility, experience, tenure, individual performance and comparison to market pay information

• For our Named Executives, represented between 29% and 45% of their 2007 total direct compensation opportunity(1)

• To compensate executives based upon level of responsibility, experience, tenure, individual performance and comparison to market pay information

• To provide for a stable and fixed level of compensation at competitive rates, thereby contributing to our talent attraction and retention objective

• To motivate sustained performance

Form of Compensation	Characteristics	Purpose/ Objective

Annual incentive award under our SMIP
• At-risk variable pay opportunity for short-term performance

• Target award equal to a percentage of base salary

• Differences in target awards are a function of level of responsibility, anticipated ability to affect company performance and comparison to market pay information

• For 2007, each executive officer’s target award had two components — a corporate component, representing 67% of his or her annual incentive opportunity for 2007, and an individual component, representing 33% of his or her annual incentive opportunity for 2007. There will be no payout under the individual component unless Libbey achieves at least 60% of budgeted IFO.

• Amount actually payable varies based upon company performance, as measured by the extent to which Libbey achieves budgeted IFO, and individual performance

• For the Named Executives, represented between 23% and 27% of their 2007 total direct compensation opportunity

• Compensation Committee may exercise negative discretion to reduce the payout under the SMIP
• To motivate achievement of short-term company and individual goals • To attract and retain talent by providing a market-competitive cash incentive opportunity
Discretionary cash awards
• Payout based upon the Compensation Committee’s qualitative assessment of each executive officer’s individual performance, performance relative to internal peers, the extent to which the leadership of the executive officer contributed to our success during the year and any outstanding achievements during the year that were not contemplated when we set the individual goals under the SMIP.
• To reward individual performance that demonstrates excellence in the execution and achievement of short-term goals without sacrificing focus on Libbey’s long-term goals

Form of Compensation	Characteristics	Purpose/ Objective

Long-term, equity-based Incentives(2)

Performance shares
• At-risk variable pay opportunity for sustained, long-term performance

• Target award equal to a percentage of base salary

• Differences in target awards are a function of level of responsibility, anticipated ability to affect company performance over the long term and comparison to market pay information

• Amount actually earned is formula-driven and varies based upon extent to which we achieve budgeted EBITDA over the applicable performance cycle

• Payable in the form of one share of Libbey common stock for each earned performance share

• Generally awarded each year for a three-year performance cycle that begins on January 1 of that year, with the determination of the number of performance shares earned occurring early in the year after the performance cycle ends

• Grant date fair value of performance shares at target payout represents 30-40% of each Named Executive’s long-term incentive opportunity and between 13% and 18% of his or her total direct compensation opportunity

• No dividends are payable on the common stock underlying unearned performance shares, and the executive does not have voting rights with respect to unearned performance shares

• To motivate long-term performance because the amount realized by executives varies based upon actual financial and stock price performance

• To align interests with stockholders

• To attract and retain high-caliber executive talent

Form of Compensation	Characteristics	Purpose/ Objective

NQSOs
• Inherently performance-based award

• Exercise price equal to closing price on grant date

• Differences in the grant-date fair value (and therefore number) of NQSOs awarded to various executives are a function of level of responsibility, anticipated ability to affect company performance over the long term, comparison of grant date fair value to be transferred to market pay information and differences in Black Scholes values of the NQSOs on their respective grant dates

• Generally awarded annually, with one-quarter vesting at the end of each of the first four years of a ten-year term

• Grant-date fair value of NQSOs represents 20% of each Named Executive’s long-term incentive opportunity and between 6% and 9% of his or her total direct compensation opportunity

• To motivate long-term performance because amount realized by executives is based on the increase in the stock price from the date of grant

• To align interests with stockholders

• To attract talent by providing market-competitive awards; time-based vesting also serves to retain talent

RSUs
• Differences in the grant-date fair value (and therefore number) of RSUs awarded to various executives are a function of level of responsibility, anticipated ability to affect company performance over the long term, comparison to market pay information and the average closing price of Libbey common stock over a period of 60 consecutive trading days ending on the grant date

• Generally awarded annually, with one-quarter vesting on each of the first through fourth anniversaries of the grant date

• Grant-date fair value of RSUs represents 40% of each Named Executive’s long-term incentive opportunity and between 13% and 18% of his or her total direct compensation opportunity

• No dividends are payable on the common stock underlying unvested RSUs, and the executive does not have voting rights with respect to unvested RSUs

• To attract talent by providing market-competitive awards; time-based vesting also serves to retain talent

• To motivate performance because amount realized by executives varies based upon stock price performance over an extended period of time

Form of Compensation	Characteristics	Purpose/ Objective

Fringe benefits and perquisites designed to support a market-competitive compensation package

Medical, dental and life insurance benefits	• Benefits provided on the same basis as for all salaried U.S. employees	• To provide market-competitive fringe benefits that further our talent attraction and retention objective
Limited perquisites
• Tax return preparation and financial planning	• Direct payment or reimbursement of fees incurred in connection with personal financial planning and tax return preparation, together with related “gross-ups”	• To provide access to knowledgeable resources that can assist our executives in efficiently and effectively managing their personal financial and tax planning issues
• Executive health screening program	• Annual executive physical examination and related services	• To provide executives with health screening and related services to help them maintain their overall health
• Limited ground transportation
• Ground transportation for trips between Toledo, Ohio and the Detroit/Wayne County Metropolitan airport for the executive when traveling for business purposes and for the executive and his or her spouse when traveling together
• To provide fringe benefits that further our talent attraction and retention objective and our reasonableness objective
• Relocation benefits
• Typically provided to senior executives who are required to relocate as a result of their employment with Libbey

• Typically covers expenses associated with selling an existing home, house-hunting and moving to the new location. Also includes a tax “gross-up”

• In extremely rare instances, includes loss-on-sale protection if necessary to lure an exceptional executive
• To attract and retain talent • To motivate performance by enabling a relocating executive to remain focused on business issues rather than relocation issues

Form of Compensation	Characteristics	Purpose/ Objective

Income protection

Retirement plans
• Cash balance pension plan (which we refer to as our “Salary Plan”)
• Qualified plan for all U.S. salaried employees hired before January 1, 2006; certain long-term employees, including our CEO and COO, are eligible for a benefit at least equal to the benefit that would have been provided under our previous defined benefit plan
• To provide a reasonable level of replacement income upon retirement, thereby serving as an incentive for a long-term career with Libbey
• Supplemental Retirement Benefit Plan (which we refer to as our “SERP”)
• An excess, nonqualified plan designed to provide substantially identical retirement benefits as the Salary Plan, to the extent the Salary Plan cannot provide those benefits due to limitations set forth in the Internal Revenue Code
• To provide a reasonable level of replacement income upon retirement, thereby serving as an incentive for a long-term career with Libbey
• We have provided no enhancement of service credit under the SERP
• 401(k) savings plan	• Matching contributions to our 401 (k) savings plan provided on the same basis as for all salaried U.S. employees	• To provide an opportunity to save for retirement on a tax-deferred basis up to limits established by the Internal Revenue Code
• Executive Savings Plan (which we refer to as our “ESP”), an unfunded mirror plan of our qualified 401(k) savings plan
• Base pay, including vacation pay and holiday pay, may be deferred up to a maximum of 50% of compensation

• Deferred amounts deemed invested in one of two funds

• Matching contributions equal to 100% of first 1% and 50% of next 2-6% of eligible compensation deferred

• No guaranteed return on amounts deferred

• To restore benefits that would have been available to the executives under the 401(k) plan but for IRS limitations on qualified plans, thereby contributing to our talent attraction and retention objective

Executive long-term disability coverage
• Enhances the standard 60% long-term disability benefit that we provide to all U.S. salaried employees with an additional benefit of up to 15% of regular earnings and incentive and bonus pay, or $7,500 per month, for a total long-term disability benefit of up to 75% of pay

• Coverage is portable

• To provide a higher level of replacement income upon disability than is provided under our disability coverage available to all U.S. salaried employees, thereby contributing to our talent attraction and retention objective and our objective of motivating our executives to focus on business issues

Form of Compensation	Characteristics	Purpose/ Objective

Employment and change in control agreements
• Contingent component; payouts only if employment is terminated under certain circumstances, although certain equity-based compensation may vest on an accelerated basis solely upon a change in control (without the requirement that employment be terminated)

• To facilitate attraction and retention of high caliber executives in a competitive labor market in which formal severance plans are common

• To ensure executives focus on exploring opportunities that will result in maximum value for our stockholders, including actions that might result in a loss of employment with, or a change in position or standing within, Libbey.

(1)	Total direct compensation includes salary, annual cash incentives and bonus compensation, and long-term incentive compensation.

(2)	Each executive officer’s long-term incentive opportunity comprises an award of performance shares, NQSOs and RSUs having an aggregate value, equal to a target percentage of the executive’s base salary. The following table sets forth the target percentage for each of the Named Executives:

Target LTIP Award as a
Percentage of Base Salary
Named Executive	(%)

John F. Meier	150%
Gregory T. Geswein	80%
Scott M. Sellick	80%
Richard I Reynolds	115%
Kenneth G. Wilkes	80%
Daniel P. Ibele	70%

Performance shares and RSUs each represent 40% of the target award, while NQSOs represent the remaining 20% of the target award. The Compensation Committee selected this mix because it strikes an appropriate balance between our objective of motivating our executives to achieve our ambitious business strategies (primarily furthered by the performance share and NQSO components) and our objective of attracting and retaining talented and dedicated executives who are critical to Libbey’s future (primarily furthered by the RSU component).

How does Libbey determine the forms and amounts of executive compensation?

Development and Implementation of the Executive Compensation Program.  The Compensation Committee of our Board of Directors is responsible for overseeing the design, development and implementation of our executive compensation program. In discharging that responsibility, the Compensation Committee engaged Hewitt Associates to perform a comprehensive study in 2005 to determine whether our executive compensation program was competitive with our peers and, more importantly, whether it was adequately geared to accomplish our business objectives. Hewitt Associates had not previously provided services to Libbey or its management or directors, and since that time Hewitt Associates has provided only limited human resource consulting services in connection with the establishment of Libbey’s operations in China. All amounts incurred by Libbey in 2007 for services provided by Hewitt Associates were attributable to services provided by Hewitt Associates to the Compensation Committee in connection with its executive compensation decisions.

In connection with Hewitt’s 2005 study, Hewitt compared the net total compensation (base, bonus and long-term incentives) payable to 10 of our executives to net total compensation for comparable executive positions at our peer group. Of the peer group utilized in connection with the 2005 Hewitt study, the following companies (all of which, at the time of the study, were public companies of similar size, as measured by revenues) continue to be public companies filing reports with the Securities and Exchange Commission disclosing their executive compensation programs and levels:

Ameron International Corporation	Graco Inc.	Sypris Solutions, Inc.
Ametek, Inc.	Jarden Corp.	Teradyne, Inc.
Blyth Inc.	Johnson Outdoors Inc.	Thermadyne Holdings
Brady Corporation	Lancaster Colony Corp.	Tupperware Corporation
Church & Dwight Company, Inc.	Milacron Inc.	Waters Corporation
EnPro Industries Inc.	Polaris Industries Inc.	Woodward Governor Company
ESCO Technologies Inc.

Based upon the results of the 2005 Hewitt study, the Compensation Committee determined that our executive compensation program was not adequately geared to accomplish our business objectives and was not competitive with our peers. Accordingly, in 2006 the Compensation Committee:

•	modified the mix of compensation by (a) increasing the portion of total direct compensation that is dependent upon Company performance and (b) implementing new forms of equity-based compensation, specifically RSUs and performance shares, to augment the NQSOs historically granted to executives; and

•	increased the target payouts for executives under our SMIP and long-term incentive plans, so that target incentive opportunities more closely resembled the median incentive opportunities provided by the companies in our peer group.

The Compensation Committee made these changes in order to accomplish the purposes and objectives of our executive compensation program described above under “— In what forms does Libbey deliver compensation to its executives, and what purposes do the various forms of compensation serve?”

We have not conducted any further benchmarking of our total direct compensation against that peer group, or against any other peer group, since 2005, although the Compensation Committee contemplates that it will review our executive compensation programs on a periodic basis and compare them to those of other similar companies to ensure that our executive compensation programs are competitive and adequately geared to achieve our business strategies as they evolve. For each year subsequent to 2005, we have obtained general survey information from Hewitt Associates and other executive compensation consulting firms to obtain insight as to the average annual merit increases provided by industrial companies to their employees. Using those average annual merit increases as a framework, our CEO makes recommendations to the Compensation Committee with respect to salary increases for all executive officers other than the CEO. The CEO’s recommendations are based upon his assessment of each executive officer’s experience, tenure, individual performance in the prior year, including contributions to Libbey’s success, and, to a limited extent, competitive factors. Based upon the CEO’s input, the Compensation Committee assesses the performance and determines the compensation of the non-CEO executive officers.

With respect to our CEO’s base salary, our Board of Directors evaluates the performance of our CEO, and the Nominating and Governance Committee of our Board coordinates the evaluation process. The Compensation Committee then reviews that evaluation and, after obtaining input from our Board and the Committee’s consultant (Hewitt Associates), sets his compensation. The chairperson of the Compensation Committee then reviews the CEO’s evaluation with him and advises him as to his base salary for the ensuing year.

The Compensation Committee consults with Hewitt Associates when the Compensation Committee determines it to be appropriate, and a representative of Hewitt frequently attends meetings of the Compensation Committee. Our CEO, Vice President — Administration and Vice President, General Counsel attend meetings of, and provide information to, the Compensation Committee and its consultant to assist them in their compensation determinations. In addition, management may request that the Compensation Committee convene a meeting, and management may communicate with the Compensation Committee’s consultant in order to provide the consultant with information or understand the views of, or request input from, the consultant as to compensation proposals being submitted by management to the Committee. However, the Compensation Committee meets in executive session, without any member of management being present, to discuss and make its final compensation decisions.

Except to the extent they provide the CEO with an assessment of their own performance against their individual performance objectives and to the extent that the Vice President — Administration and Vice President, General Counsel provide information to the Compensation Committee with respect to compensation programs affecting all executive officers, our non-CEO executives play no role in determining their own compensation.

With respect to our SMIP and our long-term incentive plans, the Compensation Committee sets the performance goals based upon input from our CEO with respect to those goals, including suggested individual performance objectives and metrics under the SMIP. In setting our corporate performance objectives and measures, the Committee seeks input from Hewitt. The Committee also seeks input from our Board in setting our CEO’s individual performance objectives and metrics.

In determining awards to be made for current and future performance periods, the Compensation Committee considers internal pay equity within the executive officer group, but does not consider the impact of, or wealth accumulated as a result of, equity awards made during prior years.

In connection with the preparation of our proxy statement each year, the Committee reviews “tally sheets” that summarize, for each of our executive officers, the compensation paid and equity grants awarded during the prior year, as well as the amounts that would have been payable to each executive officer if the executive officer’s employment had been terminated under a variety of scenarios as of December 31 of the prior year. The Committee uses these “tally sheets,” which provide substantially the same information as is provided in the tables included in this proxy statement, primarily for purposes of ensuring that our executives’ compensation remains reasonable and for reviewing internal pay equity within the executive officer group.

Our Equity Grant Practices.  Since 2006, grants of equity awards have been made under the following circumstances:

•	We occasionally grant “sign-on” awards of NQSOs to individuals who have accepted offers of employment for executive positions with Libbey. With respect to each grant of NQSOs, the exercise price of the NQSOs is the closing price of Libbey common stock on the date on which the Compensation Committee authorizes the award or, if later, the date on which the individual reports to work at Libbey.

•	In February of each year, the Compensation Committee grants RSUs, NQSOs and performance shares to our executive officers and other key executives under our long-term incentive compensation program. The Compensation Committee also grants NQSOs to certain members of senior management who do not participate in our long-term incentive compensation program. Although the Compensation Committee typically authorizes these awards at its meeting in early February, before we announce financial results for the recently concluded fiscal year, the grants are not made until after we announce those financial results. The number of RSUs and performance shares awarded is a function of the closing price of our stock over a period of 60 consecutive trading days ending on the first business day after we announce those results, and the number of NQSOs awarded is a function of the Black Scholes value of the NQSOs on the grant date, which, as indicated above, is the first business day after we announce those results. The exercise price of the NQSOs is the closing price of our stock on the grant date.

•	The Compensation Committee has delegated authority to the Chairman of the Board to make limited grants of NQSOs and restricted stock or RSUs to senior managers and other employees who are not executive officers. The Chairman’s authority to make these grants is subject to the following limitations and conditions:

•	The Compensation Committee has limited the total number of NQSOs or RSUs, as the case may be, that may be granted;

•	The exercise price of any NQSOs that the Chairman awards cannot be less than the closing price of our common stock on the date of grant;

•	Grants may not be made during “quiet periods”; and

•	The Chairman must report periodically to the Compensation Committee with respect to the awards that he has made pursuant to this delegation of authority.

Potential Impact of Misconduct on Compensation.  Our SMIP and long-term incentive plans are authorized under the 2006 Omnibus Incentive Plan of Libbey Inc. (which we refer to as our “Omnibus Plan”). Our stockholders approved the Omnibus Plan at our annual meeting of stockholders on May 4, 2006. Under the Omnibus Plan, if:

•	we are required, as a result of misconduct, to prepare an accounting restatement due to our material noncompliance with any financial reporting requirement under the securities laws; and

•	any of our executives knowingly engaged, or was grossly negligent in engaging, in the misconduct, or knowingly failed, or was grossly negligent in failing, to prevent the misconduct or is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002, then the executive is required to reimburse us the amount of any payment in settlement of an award made under the Omnibus Plan and earned or accrued during the 12-month period following the first public issuance or filing with the SEC of the financial document embodying the financial reporting requirement in question.

Share Ownership Guidelines.  In 2004 we implemented share ownership guidelines for our non-employee directors. In October 2007, we established guidelines pursuant to which our executive officers also are required to achieve ownership of meaningful amounts of equity in Libbey. Specifically, each executive officer is required to achieve ownership of a specified number of shares of Libbey common stock equal to a multiple of his or her base salary in effect on January 1, 2008 or, if later, the date on which the executive officer becomes subject to the guidelines. For further information regarding our stock ownership guidelines for non-employee directors and executive officers, see “Stock Ownership — How much Libbey stock do our directors and officers own? — Stock Ownership Guidelines” above.

What compensation did Libbey’s executives receive for 2007?

Base Salaries.  As indicated in our proxy statement for our 2006 fiscal year, the Compensation Committee, at the end of 2006, granted salary increases to our Chief Executive Officer and Chief Operating Officer. These were the first salary increases for our CEO and COO since 2004 and reflected the significant progress that Libbey made in 2006 in expanding its manufacturing platform into low-cost countries. As a result of these salary increases, the annual base salaries for our CEO and COO increased, effective January 1, 2007, from $558,000 to $615,000, and from $395,184 to $425,016, respectively. In March 2007, the Compensation Committee authorized salary increases for the remaining executive officers (other than Messrs. Geswein and Freeman, who joined in Libbey in May 2007). These salary increases became effective on May 1, 2007. The following table sets forth the annual base salaries, as of that date, for Messrs. Wilkes, Sellick and Ibele:

Annual Base Salary
Named Executive	Effective May 1, 2007

Scott M. Sellick	$271,068
Kenneth G. Wilkes	$330,924
Daniel P. Ibele	$261,534

Because we recruited Messrs. Freeman (our Vice President, Global Supply Chain) and Geswein (our Vice President and Chief Financial Officer) from outside Libbey and they possess highly sought-after skill sets and experience, their annual base salaries primarily are a reflection of competitive base salaries being paid to the pools of candidates that we interviewed for those positions. We viewed Mr. Sellick’s transition from Chief Financial Officer to Chief Accounting Officer as a lateral transition and, because his base salary had been adjusted in March 2007, elected not to adjust it again in May 2007.

In February 2008, after our Board of Directors completed its evaluation of our CEO’s performance for 2007, the Compensation Committee authorized salary increases, effective January 1, 2008, for our CEO, CFO, COO and Vice President, Global Supply Chain. The following table sets forth the salaries of our CEO, CFO and COO effective January 1, 2008:

Annual Base Salary
Named Executive	Effective January 1, 2008

John F. Meier	$690,000
Gregory T. Geswein	$337,632
Richard I. Reynolds	$446,280

These increases reflect the Board’s assessment that Messrs. Meier and Reynolds led Libbey to an outstanding performance in 2007, as summarized under “Executive Summary” above.

On March 25, 2008, the Compensation Committee authorized salary increases, effective April 1, 2008, for our remaining executive officers. The following table sets forth the salaries of the remaining Named Executives effective April 1, 2008:

Annual Base Salary
Named Executive	Effective April 1, 2008

Scott M. Sellick	$280,830
Kenneth G. Wilkes	$345,816
Daniel P. Ibele	$272,652

Annual Incentive Compensation.  As indicated under “— In what forms does Libbey deliver compensation to its executives, and what purposes do the various forms of compensation serve?” above, the SMIP, which is our annual incentive plan for senior management, included two components in 2007: a corporate component, representing 67% of each executive’s target award; and an individual component, representing 33% of each executive’s target award. The corporate component is based upon achievement of a single, corporate-wide financial performance measure — IFO. We selected IFO as our corporate-wide performance measure for 2007 because it is a key measure of company profitability, and improving corporate-wide profitability is an important business objective of Libbey.

On February 4, 2008, the Compensation Committee reviewed our actual IFO results for 2007, compared them to budgeted IFO for 2007 and determined that we had achieved approximately 96% of budgeted IFO for 2007. Because of the rigorous scale that we applied to this component of the SMIP, however, the corporate component generated a payout of only 60% of target. For further information with respect to the scale utilized in determining the amount of the payout, see the Grants of Plan-Based Awards Table below.

The remaining 33% of our executives’ annual incentive opportunity for 2007 was based upon achievement of a series of other goals developed early in the year and tailored specifically for the respective executive officers. Although disclosure of certain of the individual goals of our executives may result in competitive harm, the following table sets forth examples of the individual goals of our Named Executives for 2007:

Named Executive	Individual Goals

John F. Meier	• Advance total shareholder return beyond that of comparable peer groups and indices
• Ensure that Libbey maintains its liquidity cushion throughout 2007, as contemplated by our operating plan
Gregory T. Geswein	• Develop and implement a more focused approach to managing working capital
• Refine and ready our best strategy for refinancing our debt
Scott M. Sellick	• Implement electronic financial consolidation system
• Review and modify, as appropriate, worldwide transfer pricing policy
Richard I. Reynolds	• Achieve targeted cost savings of $33.5 million

•   Integrate Crisa into a stronger logistics partner with U.S. glass operations; accelerate conclusion of transition services provided by former joint venture partner; and determine strategy for certain production capacity

Kenneth G. Wilkes	• Achieve net sales for our International segment of at least $163.8 million
• Achieve International segment EBITDA of at least $16.5 million
• Achieve specified business unit cost reduction targets
Daniel P. Ibele	• Achieve net sales, on a combined basis, for our North American Glass and North American Other segments of at least $655.1 million
• Achieve certain profitability targets for our combined North American Glass and North American Other segments

The undisclosed individual goals of the Named Executives are strategic in nature and required sustained effort over a period of many months.

Early in 2008, each of our executive officers other than our CEO provided to the CEO an assessment of his or her own performance against the individual goals established early in 2007. The CEO provided those self-assessments, together with his own assessment of the performance of the other executive officers during 2007, to the Compensation Committee. Based upon those assessments and the Committee’s own observations as to each executive officer’s performance during 2007 (and with respect to the CEO’s performance, the Board’s evaluation of the CEO), the Committee, at its meeting on February 4, 2007, determined the extent to which each executive officer had achieved his or her individual goals and the resulting payout to be made to the respective executive officers under the individual component of the SMIP.

With respect to Mr. Meier, the Committee determined that Libbey generated a one-year total shareholder return in 2007 of over 29%, outpacing the Russell 2000 Index, of which we are a component company, the S&P SmallCap 600 Index, the S&P 600 Housewares & Specialties Index and the composite of our peer group. The Committee also found that throughout 2007 Libbey’s availability under its asset-based loan facility significantly exceeded that anticipated in Libbey’s operating plan, with borrowings and unused availability under that facility at year end totaling $7.4 million and $89.7 million, respectively. The Committee concluded that these accomplishments, together with the achievement of Mr. Meier’s other individual goals, generated a score with respect to the individual component of Mr. Meier’s annual incentive of 150%. Individual component scores for the other Named Executives ranged from 93% to 135%. Consistent with these scores, certain of the undisclosed individual goals were not fully achieved, while others were achieved to such a degree that they were assigned an above-target score.

Based upon the payout earned with respect to the corporate component and the scores received with respect to the individual component, the Named Executives earned annual cash incentive compensation for 2007 in the amounts set forth in the column headed “Non-Equity Incentive Compensation” in the Summary Compensation Table for Fiscal 2007 below.

Discretionary Cash Awards.  Our CEO recommended that the Compensation Committee award discretionary cash bonuses to each of our executive officers other than the CEO for achievements in 2007 that were not contemplated by the individual component of the SMIP but nevertheless played important roles in Libbey’s ability to achieve its record-setting financial results, its progress in executing its transformation and the significant increase in total shareholder return in 2007 over the prior year. After discussion in executive session (without the CEO being present), the Committee concurred with the CEO’s recommendation and awarded the following bonuses to the Named Executives shown below:

	Amount of
Named Executive	Discretionary Bonus	Achievements Recognized

Gregory T. Geswein	$20,321	Having joined Libbey only in May 2007, Greg quickly gained the confidence of the investment community, financial institutions and internal constituencies, providing us with a fresh set of eyes and deep experience with respect to capital markets issues as we seek to improve our financial results.
Scott M. Sellick	$18,593	In 2007 Scott did an excellent job addressing the myriad accounting and tax issues stemming from, and setting our tax strategy with respect to, our global operations. In addition, he oversaw implementation of the appropriate internal controls to ensure that our Crisa operation and our new factory in China met the requirements of Section 404 of the Sarbanes-Oxley Act.
Richard I. Reynolds	$28,848	Aside from Dick’s success in overseeing the integration of Crisa into our North American supply chain, Dick continued to spearhead the implementation of LEAN principles throughout our global enterprise, freeing up additional manufacturing capacity that otherwise could be obtained only by incurring significant capital expenditures.
Kenneth G. Wilkes	$26,113	Ken continued to drive the expansion of our global business, ensuring successful completion and start-up of our new factory in China, significant growth in the sales and profitability of our European operations and significant growth in sales to export markets.

	Amount of
Named Executive	Discretionary Bonus	Achievements Recognized

Daniel P. Ibele	$19,523	In spite of a lackluster economy in late 2007, Dan led Libbey to solid, single-digit sales growth in U.S. foodservice sales for the year. Under his leadership, we also achieved record-setting sales in the retail channel in the U.S., increasing our market share in that channel by 6%, and increasing sales at our Crisa subsidiary by 6.6% over Crisa’s pro forma 2006 sales (giving effect to our acquisition of the remaining 51% of Crisa as of January 1, 2006).

The discretionary cash awards are set forth in the column labeled “Bonus” in the Summary Compensation Table below.

Long-Term Performance-Based Compensation.  The long-term performance-based compensation opportunity provided to our executive officers for performance during 2007 consists of the following components:

•	Performance shares awarded under the long-term incentive plan that the Compensation Committee adopted in 2006 (which we refer to as the “July 2006 LTIP”). The July 2006 LTIP provides the opportunity to earn performance shares over three performance cycles beginning on July 1, 2006 and ending December 31, 2006, December 31, 2007, and December 31, 2008, respectively. In early 2007, payouts were made with respect to the performance cycle that ended December 31, 2006. The performance measure under the July 2006 LTIP is the ratio of actual, cumulative EBITDA over the relevant performance cycle (excluding special charges in accordance with generally accepted accounting principles and as adjusted for any acquisition or disposition with respect to which EBITDA for the business that is acquired or sold, as the case may be, exceeds $5.0 million) to the sum of EBITDA budgeted for each year (or partial year) during the performance cycle. Payouts with respect to the performance cycle that ended December 31, 2007, were made in February 2008 and are discussed further below.

•	Performance shares awarded under the long-term incentive plan that the Compensation Committee adopted early in 2007 (which we refer to as the “2007 LTIP”). The 2007 LTIP provides the opportunity to earn performance shares over a single, three-year performance cycle beginning on January 1, 2007 and ending December 31, 2009. Because the 2007 LTIP contemplates a single performance cycle, there will be no payouts under the 2007 LTIP until early 2010, after the performance cycle has ended and the Compensation Committee has determined the extent to which the performance measure has been achieved. The performance measure under the 2007 LTIP is the ratio of actual, cumulative EBITDA over the performance cycle (excluding special charges in accordance with generally accepted accounting principles and as adjusted for any acquisition or disposition with respect to which EBITDA for the business that is acquired or sold, as the case may be, exceeds $5.0 million) to the sum of EBITDA budgeted for each year during the performance cycle.

As discussed in detail in our proxy statement for our 2006 annual meeting of stockholders, the Compensation Committee elected to phase in the performance share component of our executives’ equity-based compensation opportunity. Accordingly, although the Committee originally contemplated that performance shares would represent 40% of each executive’s target long-term incentive award, the performance shares awarded under the July 2006 LTIP had a grant date fair value equal to only 20% of the respective participants’ target long-term incentive opportunity. The performance shares awarded under the July 2006 LTIP were further allocated among the three performance cycles contemplated by that plan. The Compensation Committee elected to increase the phase-in of the performance share component under the 2007 LTIP, awarding performance shares having a grant date fair value equal to 30% of the respective participants’ target long-term incentive opportunity. In each case, the number of performance shares awarded was determined by dividing the dollar value that the Compensation Committee sought to transfer by the average closing price of our common stock over a period of 60 consecutive trading days ending on February 16, 2007.

On February 4, 2008, the Compensation Committee determined that we had achieved 99.4% of cumulative, budgeted EBITDA for the period July 1, 2006 through December 31, 2007, and that, as a result, participants under the July 2006 LTIP had earned 98% of the target number of performance shares awarded to them for the period July 1, 2006 through December 31, 2007. As a result, in February 2008, we settled the earned performance shares by issuing the following number of common shares to the Named Executives with respect to the period July 1, 2006 through December 31, 2007:

Named Executive	No. of Shares(1)

John F. Meier	5,163
Gregory T. Geswein	418
Scott M. Sellick	1,110
Richard I. Reynolds	2,803
Kenneth G. Wilkes	1,430
Daniel P. Ibele	1,009

(1)	Each of our executive officers elected to have us withhold shares to cover taxes on these awards. Net of the withheld shares, we issued to the Named Executives the following number of shares: Mr. Meier — 3,501 shares; Mr. Geswein — 257 shares; Mr. Sellick — 752 shares; Mr. Reynolds — 1,787 shares; Mr. Wilkes — 970 shares; and Mr. Ibele — 936 shares.

Stock Options and RSUs.  The Compensation Committee contemplated that, for each three-year period covered by an LTIP, executives would be entitled to grants of NQSOs and RSUs equal to a total of 60% of their respective target LTIP awards. Accordingly, a single grant of RSUs and NQSOs should have been made in 2006. In light of the Company’s challenging refinancing in mid-2006 and concerns raised in 2006 by corporate governance experts with respect to the timing of awards of stock options by other public companies (particularly with respect to the propriety of granting stock options during “quiet periods”), the Compensation Committee delayed making the 2006 grants until we released our financial results for our 2006 fiscal year. As a result, at its meeting on February 5, 2007, the Compensation Committee authorized the following two sets of grants of NQSOs and RSUs to our executives, including the Named Executives:

•	A grant of NQSOs and RSUs (representing the grant that was delayed from 2006), that vests ratably over three years, with the NQSOs having an exercise price equal to the closing price of our common stock on February 16, 2007, the first business day after we released our financial results for our 2006 fiscal year; and

•	A grant of NQSOs and RSUs (representing the grant that ordinarily would be made in 2007) that vests ratably over four years, with the NQSOs having an exercise price equal to the closing price of our common stock on February 16, 2007, the first business day after we released our financial results for our 2006 fiscal year.

The number of RSUs awarded was determined by dividing the dollar value that the Compensation Committee sought to transfer (40% of each executive’s target long-term incentive award) by the average closing price of our common stock over a period of 60 consecutive days ending on February 16, 2007. The number of NQSOs awarded was determined by dividing the dollar value that the Compensation Committee sought to transfer (20% of each executive’s target long-term incentive award) by the Black Scholes value of the options on February 16, 2007.

What is the Compensation Committee’s policy regarding deductibility of compensation?

Pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, publicly held corporations are prohibited from deducting compensation paid to certain executive officers, as of the end of the fiscal year, in excess of $1 million, unless the compensation is “performance-based.” It is the Compensation Committee’s policy that compensation paid to our named executive officers should, to the extent it exceeds $1 million in any year, qualify under Section 162(m) as “performance-based,” provided that compliance with Section 162(m) is consistent with our overall corporate tax planning strategies and our executive compensation objectives, as set forth in “— What are the objectives of Libbey’s executive compensation program?”

How are Libbey’s directors compensated?

Our management directors do not receive additional compensation for service on the Board of Directors. We pay the following forms and amounts of compensation to our non-management directors:

Annual Retainer:	$25,000
Equity Awards:	On the date of each annual meeting of stockholders, outright grant of shares of common stock having a grant date fair equal to $40,000(1)
Audit Committee Chair Retainer:	$7,500 per year
Compensation Committee Chair and Nominating and Governance Committee Chair Retainers:	$5,000 per year
Regular Board Meeting Fees:	$1,500 per meeting
Regular Committee Meeting Fees:	$750 per meeting
Telephonic Board or Committee Meeting Fees:	$500 per meeting
Other Fees:	$500 per half day for performance of special Board or committee business requested of the director

(1)	The number shares of common stock is determined by dividing $40,000 by the average closing price of our common stock over a period of 60 consecutive trading days ending on the date of grant.

Because we recognize that our non-employee directors are required to devote a significant amount of time to their duties as directors, and because we believe that our non-employee directors bring significant value to our stockholders, we seek to provide our non-employee directors with market-competitive compensation. We also seek to align the interests of our non-employee directors with those of our stockholders by providing equity-based compensation in the form of RSUs or outright grants of stock and by requiring that our non-employee directors achieve and maintain a meaningful amount of equity in Libbey. For more information with respect to our stock ownership guidelines for non-employee directors, see “Stock Ownership — How much Libbey stock do our directors and officers own? — Stock Ownership Guidelines” above.

From time to time we benchmark our non-employee director compensation against that payable to non-employee directors of the companies in our peer group, as disclosed under “— How does Libbey determine the forms and amounts of executive compensation?” above. We do not adhere to a rigid formula for purposes of determining the percentile at which our non-employee director compensation is comparable. However, we believe that the compensation that we pay to our non-employee directors is within the range of that payable by companies in our peer group.

Directors may elect, pursuant to the 2006 Deferred Compensation Plan for Outside Directors adopted effective January 1, 2006, and the Amended and Restated 2006 Deferred Compensation Plan for Outside Directors adopted effective October 17, 2006, to defer all or any part of the retainer and fees payable to them into either a subaccount that is deemed invested in our common stock or a subaccount that has a fixed rate of return equal to the average yield on 10-year treasuries (determined as of the last day of the calendar quarter in which interest is being computed). In addition, directors may elect, pursuant to the Amended and Restated 2006 Deferred Compensation Plan for Outside Directors, to defer receipt of the equity award referred to above. Amounts deferred are, at the election of the applicable director, payable either in a lump sum or in installments over a period of time selected by the director.

In addition to the retainers, fees and equity awards listed above, the Company reimburses the directors for their travel expenses incurred in attending meetings of the Board or its committees, as well as for fees and expenses incurred in attending director education seminars and conferences. The directors do not receive any other personal benefits.

Potential Payments Upon Termination or Change in Control

As discussed under “— In what forms does Libbey deliver compensation to its executives, and what purposes do the various forms of compensation serve?” above, we have employment agreements with our executive officers and change in control agreements with our executive officers and certain other key members of senior management. We first implemented employment agreements for our executive officers in 1993, when Libbey separated from its former parent, Owens-Illinois, Inc. and became a public company, and we first implemented our change in control agreements in 1998, when hostile takeovers were not uncommon. We do not have the unilateral ability to amend our employment and change in control agreements without the consent of the respective executive officers who are party to them. However, we continue to believe that it is in the best interests of our stockholders to provide our executive officers with income replacement upon the occurrence of any of the “triggers” described in the Employment Agreements and Change in Control Agreements tables below. Our belief is based upon the following:

•	Surveys conducted by Hewitt Associates and our Vice President, General Counsel for the Compensation Committee in late 2007 demonstrated that a significant majority of the companies who are in our peer group provide their executive officers with change in control and other severance benefits. Accordingly, we would be at a competitive disadvantage in attracting and retaining high-caliber senior executives if we were to eliminate the benefits provided by these agreements. The loss of a senior executive to another company that provides these benefits could adversely impact our ability to achieve our business strategies and our succession planning for Libbey’s future.

•	In periods of uncertainty concerning the future control of Libbey or the future responsibilities or standing of our respective executive officers, it is imperative that each of our executive officers be focused on building value for our stockholders rather than pursuing career alternatives.

•	An executive whose employment is not terminated immediately in connection with a change in control should focus on our business, rather than his or her career prospects, during the critical transition period following the change in control. In order to ensure that continued focus, our change in control agreements provide our executives with the unilateral right to terminate their respective employment relationships with Libbey, and receive a payment of benefits under the change in control agreements, for a short period of time (30 days) after the first anniversary of a change in control.

•	Based upon our review of tally sheets for the Named Executives, and assuming a third party were to purchase Libbey, effective December 31, 2007, for a price equal to seven to nine times Libbey’s 2007 EBITDA, we believe that the benefits payable to the Named Executives upon termination of their employment in connection the acquisition would represent a small fraction (less than 3.5%) of the purchase price. With respect to the amounts payable to Messrs. Meier (our CEO) and Reynolds (our COO), each of whom has served Libbey and its former parent for more than 37 years, a significant part of the benefits payable in connection with a change in control consist of benefits to which they currently are entitled upon retirement in the ordinary course. Accordingly, we believe that the amounts payable under the our change in control agreements are reasonable in light of the benefits that these agreements provide to Libbey and its shareholders.

Following are tables containing summaries of the material terms of the employment and change in control agreements to which our executive officers are party and the rationales for the respective benefits provided under those agreements. You should refer to the entire agreements, which we filed with the Securities and Exchange Commission when we entered into them, for a complete description of their terms.

Employment Agreements —

Conditions to
Triggers(1)	Benefits	Payment of Benefits	Rationale

Death of the executive officer
• Base salary through the date of death

• Annual and long-term incentive compensation paid at target but prorated over the period of each applicable plan through the date of death

• In the case of Mr. Meier, two times his annual base salary, and in the case of all other Named Executives, one times his annual base salary, in each case at the rate in effect on the date of death and payable in a lump sum

• Continuation of medical, prescription drug, dental and vision benefits for covered dependents for a period of 12 months following the date of death without any contribution by the dependents

• Vesting, as of the date of death, of previously unvested equity participation awards (which we construe to mean RSUs and NQSOs), which will be exercisable for a period of three years following the date of death or for such longer period following the date of death as is specified by the award

• If and to the extent that the Named Executive is determined to be subject to excise tax under Section 4999 of the Internal Revenue Code (which applies to amounts paid in connection with a change in control), a “tax gross-up”

• Benefits are payable within 60 days after receipt of the written notice and evidence referred to under the adjacent column entitled “Conditions to Payment of Benefits”

• Our receipt of written notice of appointment of a personal representative on behalf of the Named Executive’s estate, together with evidence of the personal representative’s authority to act

• Obligations of the personal representative to:

  • maintain the confidentiality of our proprietary information

  • assign to us any inventions and copyrights obtained in connection with the Named Executive’s employment

  • assist us with any litigation with respect to which the Named Executive had, or may have had reason to have, knowledge, information or expertise

  • not interfere with customer accounts for 24 months (or, in Mr. Meier’s case, for 36 months)

  • not compete for 24 months (or, in Mr. Meier’s case, 36 months)

  • for 24 months or, in Mr. Meier’s case, 36 months after termination, not divert business opportunities of which the Named Executive became aware while an employee

  • not solicit our employees for 24 months or, in Mr. Meier’s case, 36 months

  • not disparage us for 24 months or, in Mr. Meier’s case, 36 months

• Provide, on a cost-effective basis, death benefits that exceed the available benefits (limited to $250,000) under our group life insurance policy for all U.S. salaried employees and are consistent with death benefits provided under executive life insurance policies provided by companies in our peer group to their executives

• Support a market-competitive compensation package, thereby serving to attract and retain talent and to motivate focused and sustained performance

Conditions to
Triggers(1)	Benefits	Payment of Benefits	Rationale

Permanent disability of the executive officer
• Any long-term disability coverage in effect

• Base salary accrued through the date of termination

• Annual incentive compensation paid at the lesser of the annual target or the average percentage of the target paid to all other executive officers, but prorated over the period of each applicable plan through the date of termination

• Long-term incentive compensation (which we construe to mean performance shares) under all plans in effect at the date of termination, paid at target but prorated over the period of each applicable plan through the date of termination

• Two times (or, in the case of Mr. Meier, three times) the sum of annual base salary at the then current rate, payable in equal installments over a period of 24 months (or, in Mr. Meier’s case, 36 months) following the date of termination, although we may elect to pay this amount in a lump sum;

• Annual incentive compensation paid at the lesser of annual target or the average percentage of the target paid to all other executive officers, for all annual compensation periods ending 24 months (or, in Mr. Meier’s case, 36 months) after the date of termination, with the final payment prorated to the end of the 24 month (or, in Mr. Meier’s case, 36 month) period

• The Named Executive’s execution and delivery to us of a release of all claims

• The Named Executive’s obligations to us to:

  • maintain the confidentiality of our proprietary information

  • assign to us any inventions and copyrights obtained in connection with his employment

  • assist us with any litigation with respect to which the Named Executive has, or may have reason to have, knowledge, information or expertise

  • not interfere with customer accounts for 24 months (or, in Mr. Meier’s case, for 36 months);

  • not compete for 24 months (or, in Mr. Meier’s case, 36 months)

  • for 24 months or, in Mr. Meier’s case, 36 months after termination, not divert business opportunities of which the Named Executive became aware while an employee

  • not solicit our employees for 24 months or, in Mr. Meier’s case, 36 months

  • not disparage us for 24 months or, in Mr. Meier’s case, 36 months

• Provide, on a cost-effective basis, disability benefits under circumstances that may not be covered by our standard disability policy or our enhanced executive long-term disability coverage

• Support a market-competitive compensation package, thereby serving to attract and retain talent and to motivate focused and sustained performance

Conditions to
Triggers(1)	Benefits	Payment of Benefits	Rationale

• Continuation of medical, prescription drug, dental and life insurance benefits for a period of 24 months (or, in Mr. Meier’s case, 36 months) following the date of termination, without any contribution by the Named Executive or his dependents

• Vesting, as of the date of termination, of previously unvested equity participation awards (which we construe to mean RSUs and NQSOs), which will be exercisable for a period of three years following the date of termination or for such longer period following the date of termination as is specified by the award granted to the Named Executive

• If and to the extent the Named Executive is determined to be subject to excise tax pursuant to Section 4999 of the Internal Revenue Code, a tax gross-up

• Base salary component is payable as salary continuation in accordance with our normal pay practices, which currently contemplate semi-monthly payments

We terminate the executive officer’s employment without “cause”(2) or the executive officer terminates his or her employment for “good reason”(3)	• Same as for termination upon permanent disability	• Same as for termination upon permanent disability	• Same as for termination upon permanent disability

• Also promotes sustained focus on building stockholder value during periods of uncertainty as to Libbey’s future or the executive’s job standing or responsibilities

(1)	We are obligated to provide the benefits described in the employment agreements if an executive officer’s employment is terminated upon or as a result of the occurrence of any of the events or circumstances described in this column.

(2)	“Cause” means any of:

•	the executive officer’s willful and continued failure (other than as a result of incapacity due to physical or mental illness or after the executive officer issues a notice of termination for good reason) to substantially perform his or her duties after our Board delivers to the executive officer a written demand for substantial performance that specifically identifies the manner in which the Board believes that the executive officer has not substantially performed his or her duties;

•	the executive officer’s willful and continued failure (other than as a result of incapacity due to physical or mental illness or after the executive officer issues a notice of termination for good reason) to substantially follow and comply with the specific and lawful directives of our Board, as reasonably determined by our Board, after our Board delivers to the executive officer a written demand for substantial performance that specifically identifies the manner in which our Board believes that the executive officer has not substantially followed or complied with the directives of the Board;

•	the executive officer’s willful commission of an act of fraud or dishonesty resulting in material economic or financial injury to Libbey; or

•	the executive officer’s willful engagement in illegal conduct or gross misconduct that is materially and demonstrably injurious to Libbey.

We cannot terminate an executive officer for cause unless and until we deliver to the executive officer a copy of a resolution, duly adopted by the affirmative vote of not less than 3/4 of the entire membership of our Board at a meeting of our Board, finding that, in the Board’s good faith opinion, the executive committed any of the conduct described in the definition of “cause” and specifying, in reasonable detail, the particulars of that conduct. We must provide the executive officer with reasonable notice of the meeting of the Board and the opportunity, together with the executive’s legal counsel, to be heard before the Board. We also must provide the executive with reasonable opportunity to correct the conduct that he or she is alleged to have committed.

(3)	“Good reason” means any of the following, unless we have corrected the circumstances fully (if they are capable of correction) prior to the date of termination:

•	With respect to Mr. Meier only:

•	He ceases to be our Chief Executive Officer reporting to the Board, or he fails to be elected as a member of the Board.

•	There is a change in the reporting or responsibilities of any other executive officer that has not been approved by Mr. Meier.

•	With respect to each of our Named Executives other than Mr. Meier, the Named Executive ceases to be an executive officer reporting to another executive officer.

•	With respect to each of our Named Executives, including Mr. Meier:

•	His base salary is reduced by a greater percentage than the reduction applicable to any other executive officer.

•	There is a reduction in the incentive compensation target established for the position held by the Named Executive that is not applied in the same or similar manner to all other executive officers.

•	An executive benefit provided to the Named Executive is reduced or eliminated and the reduction or elimination is not applicable to all other executive officers in the same or similar manner, unless the reduction or elimination is with respect to the number of equity awards granted to the respective executive officers.

•	We materially breach the employment agreement and do not remedy our breach within 30 days after we receive written notice of breach from the Named Executive.

•	We exercise our right not to extend the term of the Named Executive’s employment agreement beyond the then current term, unless we exercise that right with respect to all employment agreements (excluding change in control agreements) in effect with respect to our other executive officers. In that connection, the initial term of each employment agreement began on March 22, 2004 and expired on December 31, 2006, except that the initial term of Mr. Geswein’s employment agreement began May 23, 2007 and expired on December 31, 2007. However, each employment agreement was automatically extended for an additional one-year period. Upon expiration of the current term of each employment agreement, it will continue to be extended automatically for additional one-year periods unless either we notify the Named Executive, or the Named Executive notifies us, on or before September 30 of the year in which the employment agreement is scheduled to expire, that the agreement will not be further extended.

In order to terminate his employment for “good reason,” the Named Executive must assert the basis for terminating his employment for “good reason” by providing written notice to the Board within 90 days of the date the Named Executive knew or should have known of the event that is the basis for terminating for good reason.

Other obligations.  If we terminate the Named Executive’s employment with cause, or if the Named Executive resigns or retires other than at our request or for good reason, we nevertheless are obligated to pay or provide to the Named Executive base salary, when due, through the date of termination at the then current rate, plus all other amounts and benefits to which the Named Executive is entitled under any pension plan, retirement savings plan, equity participation plan, stock purchase plan, medical benefits and other benefits that we customarily provide or that are required by law at the time the payments are due.

Change in Control Agreements

Conditions to
Triggers(1)	Benefits(2)	Payment of Benefits	Rationale

•  Without cause(3), we terminate the executive’s employment within two years following a change in control(4)

•  The executive terminates his or her employment for good reason(5) within two years following a change in control

•  The executive voluntarily terminates his employment within 30 days after the first anniversary of the change in control

•  Base salary (at the greater of the rate in effect as of the date of termination or the rate in effect immediately prior to the change in control) through the date of termination

•  Within five days after termination, a lump sum equal to the sum of three times the executive’s annual base salary in effect as of the date of termination or immediately prior to the change in control, whichever is greater

•  Within five days after termination, a lump sum equal to three times the greater of (a) the executive’s target annual bonus in effect as of the date of termination or immediately prior to the change in control, whichever is greater, or (b) the executive’s actual bonus for the year immediately preceding the date of termination

•  Continuation of medical and dental benefits for a period of 36 months following the date of termination, with costs to be shared on the same basis as in effect on the date of the change in control. These benefits are reduced or eliminated to the extent the executive receives comparable benefits under any other employment that the executive obtains during the three-year period.

•  Our receipt of an agreement, signed by the executive, obligating him or her to:

  •  maintain the confidentiality of our proprietary information for three years after the date of termination

  •  not compete with us for a period of 24 months after the date of termination

  •  not solicit our employees for a period of 36 months after the date of termination

•  In periods of uncertainty concerning the future control of Libbey or the future responsibilities or standing of the executive, permits the executive to focus on performance that increases stockholder value rather than pursuing career alternatives

•  Enables an executive whose employment is not terminated immediately in connection with a change in control to focus on transition issues during the one-year period immediately after the change in control, thereby providing stability of management to an acquirer of our business.

•  Assuming a purchase price for Libbey of between seven and nine times Libbey’s 2007 EBITDA, benefits payable to the Named Executives if they were terminated in connection with an acquisition of Libbey effective December 31, 2007, would represent a small fraction (less than 3.5%) of the purchase price

•  Supports a market-competitive compensation package, thereby serving to attract and retain talent

Conditions to
Triggers(1)	Benefits(2)	Payment of Benefits	Rationale

•  Immediate vesting of unvested restricted stock grants (which we construe to apply to grants of RSUs), with the underlying shares of stock to be distributed within five days after the date of termination

•  Immediate vesting of unvested NQSOs

•  Accelerated vesting of performance shares is within the discretion of the Compensation Committee

•  For one year following the date of termination, financial planning services of substantially the same type and scope as we provided to the executive immediately prior to the date of termination or, if more favorable to the executive, immediately prior to the change in control

• For two years following the date of termination, outplacement services

•  Full and immediate vesting of accrued benefits under any qualified and unqualified pension, profit-sharing, deferred compensation or supplemental plans that we maintain for the executive’s benefit, plus additional fully vested benefits in an amount equal to the benefit that would have accrued had the executive continued his or her employment for three additional years following the date of termination. If the present value, as of the date of termination, of the enhanced benefit is less than $250,000, we are obligated to pay, in a lump sum, the amount, if any, by which $250,000 exceeds the then present value of the enhanced benefit.

Conditions to
Triggers(1)	Benefits(2)	Payment of Benefits	Rationale

• A “tax gross-up” • Continued coverage, for six years after the date of termination, under our policy of liability insurance covering our directors and officers

(1)	We are obligated to provide the benefits described in the change in control agreements if an executive officer’s employment is terminated upon or as a result of the occurrence of any of the events or circumstances described in this column. We also are obligated to accelerate the vesting of certain equity awards in connection with a change in control, even if an executive officer’s employment is not terminated. See “— Other obligations” below.

(2)	The benefits set forth in this column are payable upon any of the “triggers” identified in the “Triggers” column.

(3)	“Cause” has substantially the same meaning under the change in control agreements as it has under the employment agreements. We cannot terminate an executive officer for cause unless and until we deliver to the executive officer a copy of a resolution, duly adopted by the affirmative vote of not less than 3/4 of the entire membership of our Board at a meeting of our Board, finding that, in the Board’s good faith opinion, the executive committed any of the conduct described in the definition of “cause” and specifying, in reasonable detail, the particulars of that conduct. We must provide the executive officer with reasonable notice of the meeting of the Board and the opportunity, together with the executive’s legal counsel, to be heard before the Board. We also must provide the executive with reasonable opportunity to correct the conduct that he or she is alleged to have committed.

(4)	“Change in control” generally means any of the following events:

•	A person (other than Libbey, any trustee or other fiduciary holding securities under one of Libbey’s employee benefit plans, or any corporation owned, directly or indirectly, by Libbey’s stockholders in substantially the same proportions as their ownership of Libbey’s common stock) becomes the “beneficial owner,” directly or indirectly, of Libbey securities representing 20% or more of the combined voting power of our then-outstanding securities;

•	Our stockholders approve a merger or consolidation pursuant to which Libbey is merged or consolidated with any other corporation (or other entity), unless the voting securities of Libbey outstanding immediately prior to the merger or consolidation continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 66 2/3% of the combined voting power of securities of the surviving entity outstanding immediately after the merger or consolidation;

•	Our stockholders approve a plan of complete liquidation or an agreement for the sale or disposition of all or substantially all of our assets; or

•	A person becomes the “beneficial owner,” directly or indirectly, of securities of Libbey that represent ten percent or more of the combined voting power of our then outstanding securities (we refer to a person who achieves that level of ownership of voting securities as a “10% Owner”) and (a) our CEO is terminated and/or replaced during the period beginning 60 days before, and ending two years after, the person becomes a 10% Owner, or (b) individuals constituting at least one-third of the members of the Board on the date 61 days before the person becomes a 10% Owner cease for any reason to serve on the Board during the period beginning 60 days before, and ending two years after, the person becomes a 10% Owner; however, this provision does not apply to any person who is a 10% Owner as of the date of the applicable change in control agreement so long as that person does not increase his, her or its beneficial ownership by five percent or more over the percentage owned by that person as of the date of the change in control agreement.

A person typically is considered to be the “beneficial owner” of securities if the person has or shares the voting power associated with those securities.

(5)	“Good reason” means any of the following, unless we have corrected the circumstances fully (if they are capable of correction) prior to the date of termination:

•	We assign to the executive duties that are inconsistent with the executive’s position immediately prior to the change in control, or we significantly and adversely alter the nature or status of the executive’s responsibilities or the conditions of the executive’s employment from those in effect immediately prior to the change in control (including if we cease to be a publicly-held corporation), or we take any other action that results in the material diminution of the executive’s position, authority, duties or responsibilities;

•	We reduce the executive’s annual base salary as in effect on the date of the executive’s change in control agreement and as increased from time to time thereafter;

•	We relocate the offices at which the executive principally is employed immediately prior to the date of the change in control (which we refer to as the executive’s “Principal Location”) to a location more than 30 miles from that location, or we require the executive, without his or her written consent, to be based anywhere other than his or her Principal Location, except for required travel on business to an extent substantially consistent with the executive’s present business travel obligations;

•	We fail to pay to the executive any portion of his or her current compensation or to pay to him or her any portion of an installment of deferred compensation under any deferred compensation program within seven days of the date on which the compensation is due;

•	We fail to continue in effect any material compensation or benefit plan or practice in which the executive participates immediately prior to the change in control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to the plan, or we fail to continue the executive’s participation in the plan (or in the substitute or alternative plan) on a basis that is not materially less favorable, both in terms of the amount of benefits provided and the level of the executive’s participation relative to other participants, as existed at the time of the change in control;

•	We fail to continue to provide the executive with benefits substantially similar in the aggregate to those enjoyed by the executive under any of our life insurance, medical, health and accident, disability, pension, retirement or other benefit plans or practices in which the executive and his or her eligible family members were participating at the time of the change in control, or we take any action that would directly or indirectly materially reduce any of those benefits, or we fail to provide the executive with the number of paid vacation days to which the executive is entitled on the basis of years of service with us in accordance with our normal vacation policy in effect at the time of the change in control;

•	We fail to obtain a satisfactory agreement from any successor to assume and agree to perform our obligations under the executive’s change in control agreement;

•	We purport to terminate the executive’s employment without complying with our obligations with respect to providing notice of termination; or

•	The executive continues, after giving us written notice of his or her objection, to be subjected to harassing or denigrating treatment in the workplace that is inconsistent with his or her position with us.

Other obligations.  If a change in control occurs, all outstanding NQSOs will vest immediately, regardless of whether the executive’s employment is terminated. In addition, if a termination occurs after a change in control and is not a result of any of the triggers described above, the executive is entitled to receive base salary, when due, through the date of termination at the then current rate plus all other amounts and benefits to which the executive is entitled under any compensation plan or practice that we have in place at the time the payments are due.

Compensation Committee Interlocks and Insider Participation

William A. Foley, Deborah G. Miller and Carol B. Moerdyk served on our Compensation Committee during 2007, as did Gary L. Moreau until his resignation from the Board. None of Mr. Foley, Ms. Miller or Ms. Moerdyk has been an officer or employee of Libbey or its subsidiaries, and, prior to his resignation from the Board, Mr. Moreau had not been an officer or employee of Libbey or its subsidiaries.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with Libbey’s management the Compensation Discussion and Analysis set forth in this proxy statement. Taking all of these reviews and discussions into account, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Carol B. Moerdyk, Chair
William A. Foley
Deborah G. Miller

Summary Compensation Table

The following narrative, tables and footnotes describe the “total compensation” earned during 2006 and 2007 by Messrs. Meier, Sellick, Reynolds, Wilkes and Ibele. Information for 2006 was not provided for Mr. Geswein, since he did not join Libbey until May 2007. We refer to Messrs. Meier, Geswein, Sellick, Reynolds, Wilkes and Ibele as our “Named Executives.”

The total compensation presented below does not reflect the actual compensation received by, or the target compensation of, the Named Executives in either 2006 or 2007. The actual value realized by our Named Executives in 2007 from long-term incentives (NQSOs, RSUs and performance shares) is presented in the Option Exercises and Stock Vested Table below. Target annual and long-term incentive awards for 2007 are presented in the Grants of Plan-Based Awards Table below.

The individual components of the total compensation calculation reflected in the Summary Compensation Table are as follows:

Salary.  Base salary earned during 2007.

Bonus.  Cash awards made, at the discretion of the Compensation Committee, in recognition of achievements in 2007 that were not contemplated by the individual component of the SMIP but nevertheless played important roles in Libbey’s ability to achieve its record-setting financial results, its progress in executing its transformation and the significant increase in total shareholder return in 2007 compared to the prior year. For further information regarding the bonuses we paid to our Named Executives for 2007 performance, see “Compensation Discussion and Analysis — What compensation did Libbey’s executives receive for 2007? — Discretionary Awards.”

Stock Awards.  The awards disclosed under the heading “Stock Awards” consist of common stock issued in settlement of performance shares earned during 2007 and 2006, respectively, and RSUs granted in February 2007. The dollar amounts for the awards represent the grant-date fair value-based compensation expense recognized in 2007 and 2006, respectively, under FAS 123R for each Named Executive, as reported in our audited financial statements contained in our Annual Report on Form 10-K. Details with respect to the awards granted in 2007 are included in the Grants of Plan-Based Awards Table below. The recognized compensation expense of the stock-based awards may vary from the actual value the respective Named Executives receive, because the actual value will depend upon the number of shares earned and the price of our common stock when shares of our common stock are issued in settlement of the performance shares or RSUs, as applicable.

Option Awards.  The awards disclosed under the heading “Option Awards” generally represent annual grants of NQSOs; however, a single award of 50,000 NQSOs was made in order to induce Mr. Geswein to join Libbey as our Vice President and Chief Financial Officer in May 2007. The dollar amounts for the awards represent the grant-date fair value-based compensation expense recognized in 2007 for each Named Executive, as reported in our audited financial statements contained in our Annual Report on Form 10-K. (No awards of NQSOs were made to the Named Executives in 2006.) The recognized compensation expense of the NQSOs may vary from the actual value the respective Named Executives receive, because the actual value will depend upon the number of shares with respect to which NQSOs are exercised and the price of our common stock on the date on which the NQSOs are exercised.

Non-Equity Incentive Compensation.  The awards disclosed under the heading “Non-Equity Incentive Compensation” consist of amounts earned by the Named Executives in 2007 and 2006 under our SMIP. These awards were paid in February of 2008 and 2007, based upon our performance in 2007 and 2006, respectively. For more information with respect to the awards paid in February 2008 based upon 2007 performance, see “Compensation Analysis and Discussion — What compensation did Libbey’s executives receive for 2007?”

Change in Pension Value and Nonqualified Deferred Compensation Earnings.  The amounts disclosed under the heading “Change in Pension Value and Nonqualified Deferred Compensation Earnings” represent the actuarial increase, if any, during 2007 and 2006 in the pension value provided under our Libbey Inc. Salaried Cash Balance Pension Plan (which we refer to as our “Salary Plan”). Because we do not guarantee any particular rate of return on deferred compensation under our Executive Savings Plan (which we refer to as our “ESP”), there are no earnings on nonqualified deferred compensation included in the amounts disclosed.

All Other Compensation.  For 2007, the amounts disclosed under the heading “All Other Compensation” include (a) the matching contributions that we make, on behalf of the Named Executives, to their respective accounts in our 401(k) savings plan for U.S. salaried employees; (b) the matching contributions that we make, on behalf of the Named Executives, pursuant to our ESP; (c) the cost that we paid for tax return preparation and financial planning for the respective Named Executives, together with tax “gross-ups” on that cost; (d) our incremental cost for ground transportation for trips from the Toledo, Ohio area to the Detroit/Wayne County Metropolitan airport for our executives while traveling on business and for our executives and their spouses while traveling together; (e) the annual premiums that we pay to provide executive long-term disability coverage for each of the Named Executives; (f) our cost of annual executive physical examinations and related services for the Named Executives; and (g) for Mr. Geswein, our cost to relocate Mr. Geswein, his family and their belongings to Toledo, Ohio from Dayton, Ohio, together with related tax “gross-ups” on that cost.

SUMMARY COMPENSATION TABLE

							Change in
							Pension
							Value and
							Nonqualified
						Non-Equity	Deferred
						Incentive	Compensation	All Other
Name and Principal		Salary	Bonus	Stock Awards	Option Awards	Compensation	Earnings	Compensation	Total
Position	Year	($)	($)	($)(1)(a)	($)(1)(b)	($)	($)	($)(2)	($)

John F. Meier	2007	615,000	0	577,099	189,982	496,490	5,469	27,670	1,911,710
Chairman and Chief	2006	558,000	0	82,500	0	631,767	0	17,689	1,289,956
Executive Officer
Gregory T. Geswein(3)	2007	193,535	20,321	73,090	117,839	84,020	0	47,917	536,722
Vice President, Chief Financial Officer
Scott M. Sellick(3)	2007	268,012	18,593	122,983	47,979	114,011	22,111	11,442	605,131
Vice President, Chief	2006	252,675	0	17,744	0	189,506	12,579	6,965	479,469
Accounting Officer
Richard I. Reynolds	2007	425,016	28,848	299,016	105,970	251,821	84,424	20,116	1,215,211
Executive Vice President	2006	395,184	0	44,794	0	366,928	0	11,563	818,469
and Chief Operating Officer
Kenneth G. Wilkes	2007	325,670	26,113	153,315	59,321	151,892	36,030	21,580	773,921
Vice President, General	2006	300,315	0	22,848	0	213,734	22,022	11,896	570,815
Manager, International Operations
Daniel P. Ibele	2007	257,382	19,523	107,184	44,021	93,870	34,220	14,784	570,984
Vice President, General	2006	240,097	0	16,118	0	158,224	16,124	10,403	440,966
Sales Manager, North America

(1)	Represents the 2007 and 2006 compensation expense that we recorded, for financial reporting purposes in accordance with FAS 123R, with respect to (a) common stock that we issued in settlement of performance shares earned for 2007 and 2006, respectively, and RSUs that we granted in 2007, and (b) NQSOs that we granted in 2007. For more information, see Footnote 15, “Employee Stock Benefit Plans,” to the financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 17, 2008.

(2)	The following table provides additional detail with respect to the perquisites that we provided to our Named Executives in 2007:

		Tax Return	Tax
		Preparation	Gross-Up on Tax		Executive	Annual		Tax
	ESP	and Financial	Return/		Long-Term	Executive		Gross-Up on
	Matching	Planning	Financial	Ground	Disability	Physical	Relocation	Relocation
	Contributions	Fees	Planning Fees	Transportation	Coverage	Examination	Expenses	Expenses	Total
Name	($)	($)	($)	($)(a)	($)	($)	($)	($)	($)

J. Meier	13,650	645	306	940	4,254	0	0	0	19,795
G. Geswein	0	4,250	2,018	375	1,934	0	24,643	9,123	42,343
S. Sellick	0	0	0	1,048	2,519	0	0	0	3,567
R. Reynolds	7,000	605	287	84	4,265	0	0	0	12,241
K. Wilkes	3,524	2,991	1,421	53	3,325	2,391	0	0	13,705
D. Ibele	0	2,217	1,053	779	2,860	0	0	0	6,909

(a)	For personal trips, includes the entire cost that we incurred for such transportation; for business trips, includes only the amount in excess of the amount to which the respective Named Executives would have been entitled to reimbursement for mileage and parking under our travel policy applicable to all employees.

(3)	On May 23, 2007, Mr. Sellick became Vice President, Chief Accounting Officer, and Mr. Geswein joined Libbey as Vice President, Chief Financial Officer.

Grants of Plan-Based Awards Table

During 2007, the Compensation Committee granted the following plan-based awards to our Named Executives:

•	Annual cash incentive awards under our SMIP;

•	Performance share awards under our 2007 LTIP; and

•	NQSOs and RSUs under our 2006 Omnibus Incentive Plan.

Recipients of performance shares and RSUs are not entitled to dividends or voting rights with respect to the common shares underlying the performance shares or RSUs unless and until they are earned or vested. We do not engage in repricing of NQSOs.

Information with respect to each of these awards, including information with respect to the performance measures applicable to the cash awards under our SMIP and our performance shares, and vesting schedules with respect to RSUs and NQSOs, is set forth, on a grant-by-grant basis, in the table and footnotes below.

GRANTS OF PLAN-BASED AWARDS TABLE

									All	All
									Other	Other
									Stock	Option		Grant
									Awards:	Awards:	Exercise or	Date Fair
			Estimated Future Payouts			Estimated Future Payouts			Number of	Number of	Base	Value of
			Under Non-Equity			Under Equity Incentive			Shares of	Securities	Price of	Stock and
	Award	Grant	Incentive Plan Awards (2)			Plan Awards (3)			Stock or	Underlying	Option	Option
	Date	Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Awards
Name	(1)	(1)	($)	($)	($)	(#)	(#)	(#)	(#)(4)	(#)(5)	($/Sh)	($)(6)

J. Meier	2/5/2007	2/16/2007	185,423	553,500	1,107,000	11,570	23,140	46,280	58,846	56,702	12.80	$1,343,750
G. Geswein	5/2/2007	5/23/2007	38,901	116,121	232,242	(a)797	1,594	3,188				21,548
						(b)2,143	4,285	8,570				85,057
									6,567			130,355
										(c)5,076	19.85	44,904
										(d)50,000	19.85	430,415
S. Sellick	2/5/2007	2/16/2007	53,870	160,807	321,614	2,628	5,256	10,512	13,027	12,551	12.80	299,044
R. Reynolds	2/5/2007	2/16/2007	106,785	318,762	637,524	6,130	12,260	24,520	31,545	30,397	12.80	718,628
K. Wilkes	2/5/2007	2/16/2007	60,005	179,119	358,238	3,162	6,324	12,648	16,183	15,595	12.80	369,079
D. Ibele	2/5/2007	2/16/2007	43,111	128,691	257,318	2,187	4,373	8,746	11,302	10,891	12.80	257,242

(1)	The Award Date is the date on which the Compensation Committee took action. Until 2006, the award date and the grant date were the same date. Under the executive compensation program approved by the Compensation Committee in 2006, the number of NQSOs, RSUs and performance shares awarded to the executive officers is determined by dividing the target dollar value of the applicable component of equity to be awarded by (a) in the case of NQSOs, the Black Scholes value of the options as of grant date or (b) in the case of RSUs and performance shares, the average closing price of Libbey common stock on the New York Stock Exchange over a period of 60 consecutive trading days ending on the grant date. Accordingly, the grant date is the date as of which we determine the number of NQSOs, RSUs or performance shares, as the case may be, awarded. We inform grant recipients of their awards after we determine the number of stock options, RSUs and/or performance shares to be granted. For awards made in February 2007, the grant date was the first business day after we announced our results of operations for the 2006 fiscal year. For awards made to Mr. Geswein, the grant date was his first day of employment.

(2)	Represents the range of possible awards under our SMIP for performance during 2007. Under our SMIP, each executive officer is eligible for an annual incentive award in an amount up to 200% of the executive officer’s target award, which in turn is a percentage of the executive’s W-2 earnings, as set forth in the following table:

Target Award
as a Percentage
of W-2 Earnings
Named Executive	(%)

John F. Meier	90%
Gregory T. Geswein	60%
Scott M. Sellick	60%
Richard I. Reynolds	75%
Kenneth G. Wilkes	55%
Daniel P. Ibele	50%

Awards made under the SMIP are payable only in cash. The amount disclosed under the “Threshold” column is the threshold payout with respect to the 67% of target awards that is dependent upon achievement of a corporate-wide performance measure. There is no particular threshold payout with respect to the 33% of target awards that is dependent upon achievement by our Named Executives of their respective individual goals, except that no amounts will be paid with respect to the individual goals unless Libbey achieves a defined level under the corporate-wide performance measure — namely, at least 60% of budgeted IFO for 2007. The threshold, target and maximum payouts under the SMIP are calculated based upon anticipated full-year W-2 earnings, except that Mr. Geswein’s threshold, target and maximum payouts under the SMIP are calculated based upon anticipated W-2 earnings for the period beginning May 23, 2007, when he joined Libbey, through December 31, 2007. For 2007, the scale for payouts with respect to the corporate component was:

	Percentage of	Payout as
	Budgeted IFO	Percentage of Target
Payout Level	(%)	(%)

Threshold	95%	50%
Target	100%	100%
Maximum	115%	200%

(3)	For Mr. Geswein, represents prorated awards of performance shares under (a) our July 2006 LTIP for the performance cycles beginning July 1, 2006 and ending on each of December 31, 2007 and December 31, 2008, respectively, and (b) our 2007 LTIP for the three-year performance cycle beginning on January 1, 2007 and ending on December 31, 2009. For each of the other Named Executives, represents performance shares awarded under our 2007 LTIP for the three-year performance cycle beginning on January 1, 2007 and ending on December 31, 2009. The performance measure to be used to determine the extent to which performance shares are earned is the ratio of our actual, cumulative EBITDA over the applicable performance cycle (excluding special charges in accordance with generally accepted accounting principles and as adjusted for any acquisition or disposition with respect to which EBITDA for the business that is acquired or sold, as the case may be, exceeds $5 million) to the sum of budgeted EBITDA for each year during the performance cycle. The scale with respect to each of the performance cycles under our July 2006 LTIP and our 2007 LTIP is:

	Percentage of	Payout as
	Budgeted EBITDA	Percentage of Target
Payout Level	(%)	(%)

Threshold	85%	50%
Target	100%	100%
Maximum	115%	200%

(4)	For Mr. Geswein, represents a single grant of RSUs that vest ratably over a four-year period beginning on May 23, 2008. For all Named Executives other than Mr. Geswein, represents two grants of RSUs. The first grant of RSUs vests ratably over a three-year period beginning on February 16, 2008. As disclosed under “Compensation Discussion and Analysis — What compensation did Libbey’s executives receive for 2007? — Stock Options and RSUs,” the Compensation Committee delayed the first grant from 2006 to 2007, after we completed the acquisition of the remaining 51% interest in our Mexican joint venture and, in connection with that acquisition, refinanced our indebtedness, and after we announced our results of operations for 2006. The second grant of RSUs vests ratably over a four-year period beginning February 16, 2008.

(5)	For Mr. Geswein, represents two grants of NQSOs: (c) a grant of 5,076 NQSOs that vest ratably over a four-year period beginning May 23, 2008; and (d) a grant of 50,000 NQSOs that vest 100% on May 23, 2010. For each Named Executive other than Mr. Geswein, represents two grants of NQSOs, the first of which vests ratably over a three-year period beginning on February 16, 2008. As disclosed under “Compensation Discussion and Analysis — What compensation did Libbey’s executives receive for 2007? — Stock Options and RSUs,” the Compensation Committee delayed the first grant from 2006 to 2007, after we completed the acquisition of the remaining 51% interest in our Mexican joint venture and, in connection with that acquisition, refinanced our indebtedness, and after we announced our results of operations for 2006. The second grant of NQSOs vests ratably over a four-year period beginning February 16, 2008.

(6)	Represents the sum of the grant-date fair values, determined in accordance with FAS 123R, of (a) the performance shares at a target payout, (b) the RSUs and (c) the NQSOs.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

Our Named Executives had the following types of equity awards outstanding at the end of the 2007 fiscal year:

•	NQSOs granted under our Omnibus Plan and predecessor plans;

•	RSUs granted under our Omnibus Plan; and

•	Performance share awards made under our Omnibus Plan.

The following table shows, for each of the Named Executives, (a) the number, exercise price and expiration date of NQSOs that, as of December 31, 2007, were vested but not yet exercised and of NQSOs that, as of December 31, 2007, were not vested; (b) the number and market value of RSUs that were not vested as of December 31, 2007; and (c) the number and market value of shares of common stock underlying performance shares that were awarded in 2006 and 2007 and that were not yet earned as of December 31, 2007:

			Option Awards				Stock Awards
									Equity	Equity
									Incentive	Incentive
									Plan	Plan
									Awards:	Awards:
									Number	Market
									of Unearned	or Payout
									Shares,	Value of
								Market	Units or	Unearned
			Number of	Number of			Number of	Value of	Other	Shares,
			Securities	Securities			Shares or	Shares or	Rights	Units or Other
			Underlying	Underlying			Units of	Units of	That	Rights
			Unexercised	Unexercised	Option		Stock That	Stock That	Have	That Have
	Award	Grant	Options	Options	Exercise	Option	Have Not	Have Not	Not	Not
	Date	Date	(#)	(#)	Price	Expiration	Vested	Vested	Vested	Vested
Name	(1)	(2)	Exercisable	Unexercisable	($)	Date	(#)(3)	($)(4)	(#)(5)	($)(4)

J. Meier	6/05/1998		30,000	0	38.4375	6/06/2008

	8/24/1999		30,000	0	31.3750	8/25/2009

	9/08/2000		30,000	0	32.3125	9/09/2010

	11/13/2001		35,000	0	30.5500	11/14/2011

	11/20/2002		35,000	0	23.9300	11/21/2012

	12/15/2003		17,500	0	28.5300	12/16/2013

	12/10/2004		17,500	0	20.3900	12/11/2014

	12/08/2005		10,500	7,000	11.7900	12/09/2015

	9/27/2006		0	0	N/A	N/A	0	0	8,939	141,594

	2/05/2007	2/16/2007	0	(a) 29,615	12.8000	2/17/2017	(a) 30,853	488,712	23,140	366,538

				(b) 27,087	12.8000	2/17/2017	(b) 27,993	443,409

G. Geswein	5/02/2007	5/23/2007	0	(c) 50,000	19.8500	5/23/2017	6,567	104,022	5,452	86,360

			0	(d) 5,076	19.8500	5/23/2017

S. Sellick	6/05/1998		500	0	38.4375	6/06/2008

	11/25/1998		750	0	31.0000	11/26/2008

	8/24/1999		1,250	0	31.3750	8/25/2009

	9/08/2000		1,500	0	32.3125	9/09/2010

	2/22/2001		3,000	0	31.1500	2/23/2011

	11/13/2001		3,000	0	30.5500	11/14/2011

	11/20/2002		7,000	0	23.9300	11/21/2012

	12/15/2003		7,000	0	28.5300	12/16/2013

	12/10/2004		8,000	0	20.3900	12/11/2014

	12/08/2005		6,000	4,000	11.7900	12/09/2015

	9/27/2006		0	0	N/A	N/A	0	0	1,922	30,444

	2/05/2007	2/16/2007	0	(a) 6,726	12.8000	2/17/2017	(a) 7,007	110,991	5,256	83,255

				(b) 5,825	12.8000	2/17/2017	(b) 6,020	95,357

R. Reynolds	6/05/1998		22,000	0	38.4375	6/06/2008

	8/24/1999		22,000	0	31.3750	8/25/2009

	9/08/2000		22,000	0	32.3125	9/09/2010

	11/13/2001		27,000	0	30.5500	11/14/2011

	11/20/2002		27,000	0	23.9300	11/21/2012

	12/15/2003		13,500	0	28.5300	12/16/2013

	12/10/2004		13,500	0	20.3900	12/11/2014

			Option Awards					Stock Awards
										Equity	Equity
										Incentive	Incentive
										Plan	Plan
										Awards:	Awards:
										Number	Market
										of Unearned	or Payout
										Shares,	Value of
									Market	Units or	Unearned
			Number of		Number of			Number of	Value of	Other	Shares,
			Securities		Securities			Shares or	Shares or	Rights	Units or Other
			Underlying		Underlying			Units of	Units of	That	Rights
			Unexercised		Unexercised	Option		Stock That	Stock That	Have	That Have
	Award	Grant	Options		Options	Exercise	Option	Have Not	Have Not	Not	Not
	Date	Date	(#)		(#)	Price	Expiration	Vested	Vested	Vested	Vested
Name	(1)	(2)	Exercisable		Unexercisable	($)	Date	(#)(3)	($)(4)	(#)(5)	($)(4)

	12/08/2005		8,100		5,400	11.7900	12/09/2015

	9/27/2006		0		0	N/A	N/A	0	0	4,854	76,887

	2/05/2007	2/16/2007	0		(a) 15,690	12.8000	2/17/2017	(a) 16,346	258,921	12,260	194,198

			(b	)	14,707	12.8000	2/17/2017	(b)15,199	240,752

K. Wilkes	6/05/1998		11,500		0	38.4375	6/06/2008

	8/24/1999		11,500		0	31.3750	8/25/2009

	9/08/2000		11,500		0	32.3125	9/09/2010

	11/13/2001		17,000		0	30.5500	11/14/2011

	11/20/2002		17,000		0	23.9300	11/21/2012

	12/15/2003		11,000		0	28.5300	12/16/2013

	12/10/2004		12,000		0	20.3900	12/11/2014

	12/08/2005		7,200		4,800	11.7900	12/09/2015

	9/27/2006		0		0	N/A	N/A	0	0	2,476	39,220

	2/5/2007	2/16/2007	0		(a) 8,094	12.8000	2/17/2017	(a) 8,432	133,563	6,324	100,172

					(b) 7,501	12.8000	2/17/2017	(b) 7,751	122,776

D. Ibele	6/05/1998		5,500		0	38.4375	6/06/2008

	8/24/1999		5,500		0	31.3750	8/25/2009

	12/16/1999		2,000		0	27.1250	12/16/2009

	9/08/2000		8,000		0	32.3125	9/09/2010

	11/13/2001		13,500		0	30.5500	11/14/2011

	11/20/2002		13,500		0	23.9300	11/21/2012

	12/15/2003		9,500		0	28.5300	12/16/2013

	12/10/2004		11,000		0	20.3900	12/11/2014

	12/08/2005		6,600		4,400	11.7900	12/09/2015

	9/27/2006		0		0	N/A	N/A	0	0	1,747	27,672

	2/5/2007	2/16/2007	0		(a) 5,597	12.8000	2/17/2017	(a) 5,831	92,363	4,373	69,268

			(b	)	5,294	12.8000	2/17/2017	(b) 5,471	86,661

(1)	The Award Date is the date on which the Compensation Committee took action. Until 2006, the award date and the grant date typically were the same.

(2)	Under our executive compensation program adopted by the Compensation Committee in 2006, the number of NQSOs, RSUs and performance shares awarded to the executive officers is determined by dividing the target dollar value of the applicable component of equity by (a) in the case of NQSOs, the Black Scholes value of the options as of the grant date or (b) in the case of RSUs and performance shares, the average closing price of Libbey common stock on the New York Stock Exchange over a period of 60 consecutive trading days ending on the grant date. We inform grant recipients of their awards after we have determined the number of NQSOs, RSUs and/or performance shares to be granted to them. For awards made in February 2007, the grant date was the first business day after we announced our results of operations for the 2006 fiscal year. For awards made to Mr. Geswein in 2007, the grant date was his first day of employment.

(3)	Represents RSUs awarded pursuant to our Omnibus Plan. One share of our common stock underlies each RSU.

(4)	Represents the market value, as of December 31, 2007, of unvested RSUs or unearned performance shares, as applicable. We have estimated the market value by multiplying the number of shares of common stock underlying the RSUs and performance shares by $15.84, the closing price of our common stock on the New York Stock Exchange on December 31, 2007.

(5)	Represents the number of shares of our common stock underlying performance shares that were awarded under our July 2006 LTIP for the 30-month performance cycle ending December 31, 2008 and under our

2007 LTIP for the 36-month performance cycle ending December 31, 2009. Performance shares awarded with respect to each of these performance cycles may be earned if and to the extent that we achieve actual, cumulative EBITDA for the applicable performance cycles (excluding special charges in accordance with generally accepted accounting principles and as adjusted for any acquisition or disposition with respect to which EBITDA for the business that is acquired or sold, as the case may be, exceeds $5.0 million) equal to at least 85% of the sum of EBITDA budgeted for each year (or partial year) during the applicable performance cycle. For further information, see footnote 3 to the Grants of Plan-Based Awards Table above.

The following table shows the vesting schedules with respect to those NQSOs that were not yet exercisable, and those RSUs that were not yet vested, as the case may be, as of December 31, 2007:

Option Awards (NQSOs) Vesting Schedule		Stock Awards (RSUs) Vesting Schedule
Grant Date	Vesting Schedule	Grant Date	Vesting Schedule
12/08/2005	60% were vested as of 12/31/2007; 20% are scheduled to vest on 12/08/2008; and the balance are scheduled to vest 12/08/2009	2/16/2007	(a) 25% were vested on February 16, 2008; an additional 25% is scheduled to vest on each of February 16, 2009, February 16, 2010 and February 16, 2011
2/16/2007	(a) 25% were vested on February 16, 2008; an additional 25% is scheduled to vest on each of February 16, 2009, February 16, 2010 and February 16, 2011		(b) 33% were vested on February 16, 2008; an additional 33% is scheduled to vest on each of February 16, 2009 and February 16, 2010
	(b) 33% were vested on February 16, 2008; an additional 33% is scheduled to vest on each of February 16, 2009 and February 16, 2010	5/23/2007	25% are scheduled to vest on each of May 23, 2008, May 23, 2009, May 23, 2010 and May 23, 2011
5/23/2007	(c) 100% are scheduled to vest on May 23, 2010
(d) 25% are scheduled to vest on each of May 23, 2008, May 23, 2009, May 23, 2010 and May 23, 2011

Option Exercises and Stock Vested for Fiscal 2007

The following table sets forth information concerning the exercise of stock options by the Named Executives in 2007 and the number and value of shares of common stock underlying performance shares that the Named Executives earned in 2007 under the July 2006 LTIP:

OPTION EXERCISES AND STOCK VESTED IN FISCAL 2007

	Option Awards		Stock Awards
	Number of		Number of
	Shares	Value Realized	Shares	Value Realized
	Acquired on	on	Acquired on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)(1)

J. Meier	0	0	5,163	74,657
G. Geswein	0	0	418	6,044
S. Sellick	0	0	1,110	16,051
R. Reynolds	0	0	2,803	40,531
K. Wilkes	0	0	1,430	20,678
D. Ibele	0	0	1,009	14,590

(1)	Represents the number of performance shares earned under the July 2006 LTIP for the performance cycle beginning on July 1, 2006 and ending on December 31, 2007, multiplied by $14.46, the closing price of our common stock on February 5, 2008, the date on which the Compensation Committee determined that the shares had been earned.

Retirement Plans

Executives hired before January 1, 2006 are eligible for benefits under our Salary Plan and Supplemental Retirement Benefit Plan (which we refer to as the “SERP”). The Salary Plan is a qualified plan, and the SERP is an excess, non-qualified plan that is designed to provide substantially identical retirement benefits as the Salary Plan to the extent that the Salary Plan cannot provide those benefits due to limitations set forth in the Internal Revenue Code. Prior to January 1, 1998, the Salary Plan and the SERP provided that benefits would be determined based upon the highest consecutive three-year annual earnings. Effective January 1, 1998, the Salary Plan and the SERP were amended to provide that benefits no longer will be based upon the highest consecutive three-year annual earnings but will be determined by annual contribution credits equal to a percentage of annual earnings plus interest. Employees who were active employees, were at least age 45, had at least 10 years of service as of December 31, 1997, and had a combined age and years of service of at least 65 as of December 31, 1997, are eligible for a pension benefit under the Salary Plan and SERP based on the greater of two benefit formulas: (1) the cash balance formula, which is based upon the value of a notional account that had an opening balance determined in accordance with the final average pay formula described below as of January 1, 1998, or (2) the final average pay formula described below. Under the cash balance formula, the account balance is increased each year with a contribution amount based on the sum of age and years of service with Libbey and with interest based upon the 30-year Treasury rate.

The final average pay formula is as follows: [(A) × (B) × (C)] + [(D) × (E) × (C)] + [(F) × (A) × (G)]

Where:

(A) Monthly final average earnings for the three highest consecutive calendar years prior to 2008

(B) 1.212%

(C) Years of credited service up to 35 years

(D) Monthly final average earnings above Social Security Wage base at retirement

(E) 0.176%

(F) 0.5%

(G) Years of credited service over 35 years

Only base salary and amounts earned under the SMIP are included in the calculation of final average earnings.

The retirement benefit may be adjusted if the employee has more or less than 35 years of credited service or retires prior to age 65. The Salary Plan and the SERP provide for additional benefit accruals beyond age 65 and for annual annuity benefits as well as an optional lump sum form of benefit. The lump sum option is designed to be equivalent in value to that of the lifetime annual annuity benefit. Mr. Meier and Mr. Reynolds were active employees, were at least age 45 and had at least 20 years of service as of December 31, 1997. Accordingly, they are eligible for a pension benefit under the Salary Plan and SERP based on the greater of the two benefit formulas described above. Each of Mr. Meier and Mr. Reynolds also is eligible for early retirement, with an unreduced benefit, under the Salary Plan and the SERP, because each of them is over the age of 55 and has more than 30 years of service with Libbey and Owens-Illinois, Inc., Libbey’s former parent company. Messrs. Sellick, Wilkes and Ibele would be entitled to a benefit computed only in accordance with the cash balance formula. Mr. Geswein is not eligible for a pension benefit under either the Salary Plan or the SERP, because his employment with Libbey did not begin until May 23, 2007.

The following table sets forth information concerning the benefits provided to the Named Executives under the Salary Plan and the SERP as of December 31, 2007, the date that we use for pension plan measurement for financial statement reporting purposes.

PENSION BENEFITS IN FISCAL 2007

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)(1)	($)(2)	($)

J. Meier	Salary Plan	37.25	1,277,813	0
	SERP	37.25	3,733,351	0
G. Geswein	N/A	N/A	N/A	N/A
S. Sellick	Salary Plan	10.33	71,192	0
	SERP	10.33	16,708	0
R. Reynolds	Salary Plan	37.83	1,261,406	0
	SERP	37.83	2,010,114	0
K. Wilkes	Salary Plan	14.42	137,930	0
	SERP	14.42	99,361	0
D. Ibele	Salary Plan	24.58	180,174	0
	SERP	24.58	53,386	0

(1)	Represents actual years of service to Libbey and Owens-Illinois Inc., our former parent company. We have not granted additional years of service to any of our executives.

(2)	Amounts were determined based on the assumptions outlined in our audited financial statements for the year ended December 31, 2007, except that assumptions relating to expected retirement age are as follows. Participants who are eligible for pension benefits under the Salary Plan’s final average pay formula (namely, Messrs. Meier and Reynolds) are assumed to retire at the earliest age at which they can receive an unreduced benefit under the Salary Plan. Messrs. Sellick, Wilkes and Ibele are assumed to receive benefits under the cash balance design at their normal retirement age of 65.

Nonqualified Deferred Compensation

The following table sets forth information with respect to our ESP, which is our only nonqualified deferred compensation plan for employees:

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2007

	Executive	Registrant		Aggregate
	Contributions in	Contributions in	Aggregate Earnings	Withdrawals/	Aggregate Balance
	Last FY	Last FY	in Last FY	Distributions	at Last FYE
Name	($)	($)(1)	($)(2)	($)	($)(3)

J. Meier	38,886	13,650	32,708	0	649,092
G. Geswein	0	0	0	0	0
S. Sellick	0	0	0	0	0
R. Reynolds	12,485	7,000	17,428	0	361,793
K. Wilkes	9,943	3,524	13,587	0	120,112
D. Ibele	0	0	450	0	8,761

(1)	Included in column headed “All Other Compensation” in the Summary Compensation Table above.

(2)	Not included in column headed “Change in Pension Value and Nonqualified Deferred Compensation Earnings” in the Summary Compensation Table because earnings are not at an above-market rate.

(3)	Included in the column “All Other Compensation” in the Summary Compensation Table above to the extent of the contributions that are reflected in the “Registrant Contributions in Last FY” column of this table.

The ESP is a mirror plan of our qualified 401(k) savings plan. The purpose of the plan is to restore certain benefits that would have been available to executives under our 401(k) plan but for IRS limitations on qualified plans. These limits include the annual maximum recognizable compensation for retirement plans ($225,000 for 2007) and the restrictions on excess contributions by highly compensated employees.

Under the ESP, our Named Executives and other members of senior management may elect to defer base pay (including vacation pay and holiday pay) into an account that is deemed invested in either the Barclays Global Investors S&P 500 Index Fund, which seeks to replicate the total return performance of the S&P 500 Index, or the Harbor Bond Fund, which seeks total return. The Company selected these two funds. Participants make allocation elections prior to the year in which the compensation is earned.

Participants can defer up to the maximum allowed by the qualified 401(k) plan, currently set at 50% of compensation. We provide matching contributions equal to 100% of the first 1%, and 50% of the next 2%-6%, of eligible compensation deferred per pay period. The match is deemed invested in accordance with the participant’s election as to his or her own contributions.

The balance credited to a participant’s account, including the matching contributions that we make, is 100% vested at all times. However, the ESP is not funded and, as a result, ESP account balances are subject to the claims of our creditors.

We are obligated to pay the account balance, in cash in a lump sum, to the participant or his or her beneficiaries no later than March 31 of the year following the participant’s retirement, death, total disability or other termination of employment. However, if a distribution of the participant’s account balance were to cause Libbey to lose a federal income tax deduction for the amount of the distribution in the year of distribution pursuant to the $1,000,000 cap on tax deductible executive compensation set forth in Internal Revenue Code Section 162(m), we have the right to distribute for that year only the amount of the distribution that would not subject Libbey to that limitation on federal income tax deductions. However, we are obligated to distribute, by March 31 of the following year, any amount that is not distributed in the initial year of distribution.

ESP hardship distributions are permitted, but there are no loan provisions. All ESP distributions are fully taxable. Rollovers to defer taxes are not permitted.

We are in the process of reviewing the ESP plan document to ensure that it complies with Internal Revenue Code Section 409A.

Potential Payments Upon Termination or Change in Control

As discussed under “Compensation Discussion & Analysis — Potential Payments Upon Termination or Change in Control,” we have employment agreements with our executive officers and change in control agreements with our executive officers and certain other key members of senior management. The following tables provide information with respect to the amounts payable to each of the Named Executives under those employment and change in control agreements to which they are party.

POTENTIAL PAYMENTS UPON TERMINATION UNDER EMPLOYMENT AGREEMENTS

		Annual	Long-Term	Acceleration of
	Base	Incentive	Incentive	Unvested Equity	Misc.	Pension Plan
	Salary	Compensation	Compensation	Awards	Benefits	Benefits	Total
Named Executive	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)(7)

John F. Meier
Death	1,230,000	1,107,000	0	1,132,845	12,000	4,531,029	8,012,874
Permanent disability	1,845,000	1,391,315	288,795	1,132,845	36,868	4,531,029	9,225,852
Voluntary termination for Good Reason or Involuntary termination without Cause	1,845,000	1,391,315	288,795	1,132,845	36,868	4,531,029	9,225,852
Involuntary termination for Cause	0	0	0	0	0	4,531,029	4,531,029
Gregory T. Geswein
Death	318,504	191,102	0	104,021	12,000	0	625,627
Permanent disability	637,008	382,205	40,314	104,021	26,892	0	1,190,440
Voluntary termination for Good Reason or Involuntary termination without Cause	637,008	382,205	40,314	104,021	26,892	0	1,190,440
Involuntary termination for Cause	0	0	0	0	0	0	0
Scott M. Sellick
Death	271,068	162,641	0	260,703	17,000	36,792	748,204
Permanent disability	542,136	325,282	63,573	260,703	36,892	36,792	1,265,378
Voluntary termination for Good Reason or Involuntary termination without Cause	542,136	325,282	63,573	260,703	36,892	36,792	1,265,378
Involuntary termination for Cause	0	0	0	0	0	36,792	36,792
Richard I. Reynolds
Death	425,016	318,762	0	613,950	12,000	2,515,901	3,885,629
Permanent disability	850,032	637,524	155,200	613,950	24,578	2,515,901	4,797,185
Voluntary termination for Good Reason or Involuntary termination without Cause	850,032	637,524	155,200	613,950	24,578	2,515,901	4,797,185
Involuntary termination for Cause	0	0	0	0	0	2,515,901	2,515,901
Kenneth G. Wilkes
Death	330,924	182,008	0	323,188	17,000	200,922	1,054,042
Permanent disability	661,848	364,016	79,540	323,188	34,578	200,922	1,664,092
Voluntary termination for Good Reason or Involuntary termination without Cause	661,848	364,016	79,540	323,188	34,578	200,922	1,664,092
Involuntary termination for Cause	0	0	0	0	0	200,922	200,922
Daniel P. Ibele
Death	261,534	130,767	0	229,996	17,000	107,520	746,817
Permanent disability	523,068	261,534	55,652	229,996	36,892	107,520	1,214,662
Voluntary termination for Good Reason or Involuntary termination without Cause	523,068	261,534	55,652	229,996	36,892	107,520	1,214,662
Involuntary termination for Cause	0	0	0	0	0	107,520	107,520

(1)	Represents (a) in the event of termination due to death, two times 2007 base salary in the case of Mr. Meier and one times 2007 base salary in the case of the other Named Executives (in each case at the rate in effect on the date of termination), and (b) in the event of termination due to permanent disability, voluntary termination for good reason or involuntary termination without cause, three times 2007 base salary in the case of Mr. Meier and two times 2007 base salary in the case of the other Named Executives (in each case at the rate in effect on the date of termination). Since termination is assumed to have occurred on December 31, 2007, we have assumed that all 2007 base salary has been paid when due. In the case of termination due to death, the base salary component is payable in a lump sum. In the case of termination due to permanent disability, voluntary termination for good reason or involuntary termination without cause, the base salary component is payable as salary continuation in accordance with our normal pay practices, unless we elect to pay it in a lump sum.

(2)	Represents (a) in the event of termination due to death, the product of 2007 actual base salary and the applicable Named Executive’s target percentage under our SMIP program (90% in the case of Mr. Meier, 75% in the case of Mr. Reynolds, 60% in the case of Messrs. Geswein and Sellick, 55% in the case of Mr. Wilkes and 50% in the case of Mr. Ibele), and (b) in the event of termination due to permanent disability, voluntary termination for good reason or involuntary termination without cause, the product of 2007 actual base salary and the lesser of (i) the applicable Named Executive’s target percentage under our SMIP program (see above) or (ii) the average percentage of target annual incentive compensation paid to all other executive officers. The average percentage of target annual incentive compensation (excluding discretionary awards) paid to all executive officers for 2007 was 76.84%.

(3)	Represents, in the event of termination due to permanent disability, voluntary termination for good reason or involuntary termination without cause, the estimated value of shares of common stock issued on February 19, 2008, as payment for performance shares earned under the July 2006 LTIP for the performance cycle beginning July 1, 2006 and ending December 31, 2007; and the estimated value of shares of common stock underlying a prorated award of performance shares under the July 2006 LTIP for the performance cycle beginning July 1, 2006 and ending December 31, 2008 and under the 2007 LTIP for the performance cycle beginning January 1, 2007 and ending December 31, 2009. We have estimated the value by multiplying the number of shares by $15.84, the closing price of our common stock on the New York Stock Exchange on December 31, 2007.

(4)	Represents the sum of (a) the estimated value of common stock underlying RSUs that were granted in February 2007 and had not vested as of December 31, 2007, and (b) the in-the-money/ intrinsic value of unvested non-qualified stock options, in each case based upon the closing price of our common stock on the New York Stock Exchange on December 31, 2007 ($15.84 per share).

(5)	Represents the sum of (a) the estimated cost of medical, prescription drug, dental and vision benefits for the Named Executive and/or his covered dependents for (i) 12 months following the date of termination if termination is a result of death or (ii) 24 months (or, in Mr. Meier’s case, 36 months) following the date of termination if termination is a result of permanent disability, voluntary termination for good reason or involuntary termination without cause; and (b) in the event of termination as a result of permanent disability, voluntary termination for good reason or involuntary termination without cause, the estimated cost of continued life insurance coverage, for a period of 24 months (or, in Mr. Meier’s case, 36 months) following the date of termination, under our group life insurance policy applicable to all salaried employees.

(6)	Represents the cash value of the sum of (a) the annuities payable to the respective Named Executives under our Salary Plan and the lump sums payable to them under our SERP, assuming that they were retirement eligible at December 31, 2007, and (b) the balances (excluding employee contributions) in their respective ESP accounts. Mr. Geswein is not eligible for a pension benefit under the Salary Plan or SERP, since those plans were terminated as to new employees after January 1, 2006, and Mr. Geswein’s employment did not begin until May 2007. Only Messrs. Meier and Reynolds were retirement eligible at December 31, 2007. Each of them would have been entitled to elect either a lump sum benefit or an annuity under our Salary Plan. However, as of December 31, 2007, our ability to pay lump sum benefits under the Salary Plan was restricted as a result of limitations imposed by Internal Revenue Code

Section 401 upon lump-sum distributions to highly compensated employees. Absent that restriction, the lump sum amounts that would have been payable to Messrs. Meier and Reynolds under the Salary Plan would have been $1,378,691 and $1,359,255, respectively. Does not include the respective Named Executives’ account balances under our 401(k) savings plan.

(7)	Does not include any tax gross-up because the excise tax contemplated by Section 4999 of the Internal Revenue Code does not apply in the absence of a change in control.

POTENTIAL PAYMENTS UPON TERMINATION
IN CONNECTION WITH CHANGE IN CONTROL

			Acceleration of	Acceleration of
		Annual	Unvested	Unvested		Pension
		Incentive	Stock	Restricted	Misc.	Plan	Tax
	Base Salary	Compensation	Options	Stock Awards	Benefits	Benefits	Gross-Up	Total
Named Executive	($)(1)	($)(2)	($)(3)	($)(4)	($)(5)	($)(6)	($)	($)

John F. Meier	1,845,000	1,895,301	200,724	932,121	48,868	4,531,029	1,671,710	11,124,753
Gregory T. Geswein	955,512	348,363	0	104,021	61,838	250,000	690,657	2,410,391
Scott M. Sellick	813,204	568,518	54,355	206,348	64,338	100,204	775,061	2,582,028
Richard I. Reynolds	1,275,048	1,100,784	114,277	499,673	48,868	2,515,901	994,642	6,549,193
Kenneth G. Wilkes	992,772	641,202	66,849	256,339	62,368	200,922	798,629	3,019,081
Daniel P. Ibele	784,602	474,672	50,973	179,024	64,838	63,049	686,453	2,303,611

(1)	Represents three times base salary in effect on December 31, 2007 and is payable in a lump sum. We have assumed that all 2007 base salary has been paid when due.

(2)	For the Named Executives other than Mr. Geswein, represents three times the respective Named Executives’ actual annual incentive compensation earned for 2006, since actual annual incentive compensation earned for 2006 exceeded their target annual incentive awards for 2007. For Mr. Geswein, represents three times his target annual incentive compensation for 2007, since he joined Libbey on May 23, 2007. Target annual incentive compensation is a percentage of base salary actually earned during the year, as reflected by W-2 wages. For information with respect to the target percentages of the respective Named Executives, see “Compensation Discussion and Analysis — What compensation did Libbey’s executives receive for 2006? — Annual Incentive Compensation under SMIP.”

(3)	Represents the in-the-money/ intrinsic value of unvested NQSOs based upon the closing price of our stock on the New York Stock Exchange on December 31, 2007 ($15.84 per share).

(4)	Represents the estimated value of common stock underlying RSUs that were granted in February 2007 and had not vested as of December 31, 2007. We have estimated the value by multiplying the number of shares of common stock underlying unvested RSUs by $15.84, the closing price of our stock on the New York Stock Exchange on December 31, 2007. We have assumed that unearned performance shares will be forfeited, but the Compensation Committee, in its sole discretion, may elect to accelerate vesting of all or any portion of unearned performance shares in connection with a change in control.

(5)	Represents the sum of (a) the estimated cost of medical, prescription drug, dental and vision benefits for the Named Executive and his covered dependents for 36 months following the date of termination, at an assumed annual cost, net of employee contributions, of $10,000 for Messrs. Meier, Reynolds and Geswein and $14,000 for Messrs. Sellick, Wilkes and Ibele; (b) the estimated cost of continued life insurance coverage, for a period of 36 months following the date of termination, under our group life insurance policy applicable to all salaried employees; (c) the estimated cost to provide outplacement services for two years following the date of termination, at an assumed annual cost of $7,500; and (d) the estimated cost to provide one year of financial planning services of the nature and scope provided to the respective Named Executive Officers during the year preceding termination. For those Named Executives who availed themselves of this perquisite during 2007, we have estimated the cost using the greater of $3,000 or the amount we paid for financial planning services for those Named Executives in 2007. For those Named Executives who did not avail themselves of this perquisite during 2007, we have used an assumed annual cost of $3,000. We have assumed that there is no incremental cost to us to continue the

Named Executive as an insured on our directors and officers liability insurance policy for six years following the date of termination.

(6)	As to each of Messrs. Meier and Reynolds, who were eligible for retirement at December 31, 2007, represents the sum of (a) the annuity payable to them under our Salary Plan, (b) the lump sum payable to them under our SERP and (c) the balances (excluding employee contributions) in their respective ESP accounts. None of the other Named Executives was retirement eligible at December 31, 2007. As to Messrs. Sellick, Wilkes and Ibele, whose benefits under the Salary Plan and SERP were vested as of December 31, 2007, represents the sum of (a) the annuity payable to them under our Salary Plan as if they were retirement-eligible, (b) the lump sum payable to them under our SERP as if they were retirement-eligible, (c) the amount, if any, by which the $250,000 minimum pension benefit contemplated by their change in control agreements exceeds the present value of their benefits (enhanced by an additional three years of service, as required under their change in control agreements) under our Salary Plan and SERP, and (d) the balances (excluding employee contributions) in their respective ESP accounts. As to Mr. Geswein, who is not eligible to receive a pension benefit under either the Salary Plan or the SERP, represents the $250,000 minimum pension benefit that we are obligated to pay him under his change in control agreement. Each of the Named Executives (other than Mr. Geswein, who is not a participant in the Salary Plan) is entitled, under our Salary Plan, to elect either a lump sum benefit or an annuity. However, as of December 31, 2006, our ability to pay lump sum benefits under the Salary Plan was restricted as a result of limitations imposed by Internal Revenue Code Section 401 upon lump-sum distributions to highly compensated employees. Absent that restriction, the lump sum amounts that would have been payable to the Named Executives are as follows: Mr. Meier — $1,378,691; Mr. Reynolds $1,359,255; Mr. Geswein — $0; Mr. Sellick — $81,157; Mr. Wilkes — $152,570; and Mr. Ibele — $203,376.

Non-Management Directors’ Compensation in 2006

In 2007, our non-management directors received the following compensation:

DIRECTOR COMPENSATION FOR YEAR ENDED DECEMBER 31, 2007

			Change in Pension
			Value and
			Nonqualified
	Fees Earned or		Deferred	All Other
	Paid in Cash	Stock Awards	Compensation	Compensation	Total
Name	($)(1)	($)(1)(2)	Earnings(3)	($)	($)

Carlos V. Duno	$50,875	$55,315	$0	$0	$106,190
William A. Foley	48,750	55,315	0	0	104,065
Jean-René Gougelet(4)	18,021	0	0	0	18,021
Peter C. McC. Howell	46,500	55,315	0	0	101,815
Deborah G. Miller	42,250	55,315	0	0	97,565
Carol B. Moerdyk	50,750	55,315	0	0	106,065
Gary L. Moreau(5)	24,375	55,315	0	0	79,690
Terence P. Stewart(6)	34,625	55,315	0	0	89,940

(1)	Includes compensation deferred into the phantom stock subaccount or the interest-bearing subaccount pursuant to the 2006 Deferred Compensation Plan for Outside Directors adopted effective January 1, 2006, and the Amended and Restated 2006 Deferred Compensation Plan for Outside Directors adopted effective October 17, 2006.

(2)	Represents the grant-date fair value, determined in accordance with FAS 123R, of awards of stock made to each non-management director on May 3, 2007. On that date, we awarded each non-management director stock having a value of $40,000. The number of shares of common stock issued to each non-management director was determined by dividing $40,000 by $13.90, the average closing price of our common stock over a period of 60 consecutive trading days ending on May 3, 2007. The closing price of our common stock on the New York Stock Exchange on May 3, 2007 was $19.22.

(3)	We do not maintain a pension plan for our non-management directors. Compensation deferred into the phantom stock subaccount does not earn an above-market return, as dividends accrue only if and to the extent payable to holders of our common stock. Compensation deferred into the interest-bearing subaccount does not earn an above-market return, as the applicable interest rate is the yield on 10-year treasuries.

(4)	Mr. Gougelet was elected as a member of the Board of Directors on June 22, 2007, and attended his first meeting of the Board on July 24, 2007.

(5)	Mr. Moreau resigned from, and his resignation was accepted by, the Board on May 17, 2007.

(6)	For additional information with respect to compensation payable to Mr. Stewart’s law firm for services provided to Libbey, see “Corporate Governance — Certain Relationships and Related Transactions — What transactions involved directors or other related parties?”

CERTAIN LEGAL PROCEEDINGS

We are not a party to any litigation, the outcome of which, if decided adversely to us, reasonably could be expected to have a material adverse effect on Libbey.

PROPOSAL 1 — ELECTION OF DIRECTORS

Each year the stockholders are asked to elect the members of a class for a term of three years. Currently, the term of office for members of Class III of the Board of Directors will expire on the date of the Annual Meeting in 2008. The members of Class III are William A. Foley, Deborah G. Miller and Terence P. Stewart. The Board of Directors has fixed the number of directors to be elected at the 2008 Annual Meeting at three and has nominated William A. Foley, Deborah G. Miller and Terence P. Stewart for election to Class III. Those persons who are elected directors at the 2008 Annual Meeting will hold office until their terms expire on the date of the 2011 Annual Meeting or until the election and qualification of their successors. The terms of office of the members of Class I and Class II of the Board of Directors will expire on the date of the Annual Meeting in 2009 and 2010, respectively. Information regarding Messrs. Foley and Stewart and Ms. Miller is set forth above under “Libbey Corporate Governance — Who are the current members of Libbey’s Board of Directors?”

So far as the Board has been advised, only the three persons named above as nominees will be nominated for election as directors at the Annual Meeting. Shares represented by proxies in the accompanying form will be voted for the election of these three nominees unless authority to vote for any or all of these nominees is withheld. The nominees have consented to being named in this proxy statement and to serve if elected. If any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors or the number of directors may be reduced accordingly. The Board, however, expects each of the nominees to be available. As long as a quorum is present, directors shall be elected by a majority of the votes of the shares present in person or represented by proxy at the meeting. A stockholder entitled to vote for the election of directors may withhold authority to vote for any or all of the nominees.

The Board of Directors recommends a vote FOR this proposal.

PROPOSAL 2 — RATIFICATION OF AUDITORS

The Audit Committee has appointed Ernst & Young LLP to serve as our independent auditors for our 2008 fiscal year. Although ratification by the stockholders is not required by law, the Board of Directors believes that you should be given the opportunity to express your views on the subject. Unless otherwise directed, proxies in the accompanying form will be voted for ratification.

The Board of Directors recommends a vote FOR this proposal.

OTHER BUSINESS

As of the date of this proxy statement, neither the Board nor management knows of any other business that will be presented for consideration at the Annual Meeting. However, if other proper matters are presented at the meeting, it is the intention of the proxy committee to take such action as shall be in accordance with their judgment on such matters. All other matters to be voted upon by stockholders will require a majority vote of common stock represented in person or by proxy.

GENERAL INFORMATION

Availability of List of Stockholders:

A complete list of stockholders entitled to vote at the Annual Meeting will be maintained at the Company’s principal executive offices at 300 Madison Avenue, Toledo, Ohio for a period of at least 10 days prior to the Annual Meeting.

Solicitation Costs:

The Company has retained Georgeson Shareholder to solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations. The Company has agreed to pay a fee of $7,000, plus expenses for out-of-pocket costs for Georgeson’s services. Certain of the Company’s officers and employees may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations, but no additional remuneration will be paid by the Company for the solicitation of those proxies. Such solicitations may be made by personal interview, telephone or telegram. Arrangements have been made with Corporate Investor Communications, Inc. to perform a broker-nominee search. Arrangements also have been made with brokerage firms and others for the forwarding of proxy solicitation materials to the beneficial owners of common stock, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in connection therewith. The Company will pay the cost of preparing and mailing this proxy statement and other costs of the proxy solicitation made by the Company’s Board of Directors.

Reports to Stockholders:

The Company has mailed this proxy statement and a copy of its 2007 Annual Report to each stockholder entitled to vote at the Annual Meeting. Included in the 2007 Annual Report are the Company’s consolidated financial statements for the year ended December 31, 2007.

A copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, including the financial statement schedules, as filed with the Securities and Exchange Commission, may be obtained without charge by sending a written request to Libbey Inc., Attention: Investor Relations, Kenneth A. Boerger, Vice President and Treasurer, 300 Madison Avenue, P.O. Box 10060, Toledo, Ohio 43699-0060.

By Order of the Board of Directors,

SUSAN ALLENE KOVACH, Secretary

Toledo, Ohio
April 4, 2008

LIBBEY INC.
TOLEDO, OH
ANNUAL MEETING OF SHAREHOLDERS
FRIDAY, MAY 16, 2008
2:00 P.M., LOCAL TIME

☐	▼ DETACH PROXY CARD HERE ▼

Sign, Date and Return the Proxy Card in the Enclosed Envelope.	☒
Votes MUST be indicated (x) in Black or Blue ink.

1.	Election of Directors

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

The nominees for the board of directors are:	William A. Foley, Deborah G. Miller and Terence P. Stewart

*Exceptions
(INSTRUCTIONS: To vote your shares for all Director nominees, mark “For” box on Item 1. To withhold voting for all nominees mark “Withhold” box. If you do not wish your shares voted for a particular nominee, enter the name(s) of the exception(s) in the space provided above.)

		FOR	AGAINST	ABSTAIN

2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008	☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

To change your address, please mark this box.	☐

To include any comments, please mark this box.	☐

S C A N L I N E

Please sign exactly as name(s) appear hereon. Joint owners should each sign personally. When signing as an executor, administrator, corporation officer, attorney, agent, trustee, guardian or in other representative capacity, please state your full title as such.

Date	Share Owner sign here	Co-Owner sign here

0503

LIBBEY INC.
To: JPMorgan Chase Bank, Trustee of: - Libbey Inc. Retirement Savings Plan
- Libbey Inc. Supplemental Retirement Plan

As a participant in one or more of the above plans, I hereby direct the Trustee to vote all common shares of Libbey Inc. allocated to my account as of March 31, 2008 as indicated on the reverse side, at the annual meeting of shareholders to be held on May 16, 2008, or any adjournment thereof. If no directions are given and the signed card is returned, the Trustee will vote my allocated shares FOR the election of all listed director nominees and FOR the ratification of Ernst & Young LLP as the independent auditors of Libbey Inc. for its fiscal year ending December 31, 2008.

The board of directors of Libbey Inc. recommends a vote FOR election of all listed director nominees and FOR the ratification of Ernst & Young LLP as the independent auditors of Libbey Inc. for its fiscal year ending December 31, 2008.

Please sign on the reverse side of this card and return it promptly in the enclosed postage-paid envelope. If you do not return this card by May 12, 2008, the shares allocated to your account will be voted in the manner that the majority of the shares for which instruction cards received by the Trustee are voted.

LIBBEY INC. PROXY PROCESSING P.O. BOX 3548 S HACKENSACK NJ 07606-9248
(Continued, and please sign on reverse side)

LIBBEY INC.
TOLEDO, OH
ANNUAL MEETING OF SHAREHOLDERS
FRIDAY, MAY 16, 2008
2:00 P.M., LOCAL TIME

☐	▼ DETACH PROXY CARD HERE ▼

Sign, Date and Return the Proxy Card in the Enclosed Envelope.	☒
Votes MUST be indicated (x) in Black or Blue ink.

1.	Election of Directors

FOR all nominees listed below	☐	WITHHOLD AUTHORITY to vote for all nominees listed below	☐	*EXCEPTIONS	☐

The nominees for the board of directors are:	William A. Foley, Deborah G. Miller and Terence P. Stewart

*Exceptions
(INSTRUCTIONS: To vote your shares for all Director nominees, mark “For” box on Item 1. To withhold voting for all nominees mark “Withhold” box. If you do not wish your shares voted for a particular nominee, enter the name(s) of the exception(s) in the space provided above.)

		FOR	AGAINST	ABSTAIN

2.	Proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2008	☐	☐	☐

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

To change your address, please mark this box.	☐

To include any comments, please mark this box.	☐

S C A N L I N E

Please sign exactly as name(s) appear hereon. Joint owners should each sign personally. When signing as an executor, administrator, corporation officer, attorney, agent, trustee, guardian or in other representative capacity, please state your full title as such.

Date	Share Owner sign here	Co-Owner sign here

0502

LIBBEY INC.
PROXY
This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints each of John F. Meier, Richard I. Reynolds and Susan Allene Kovach, as proxy, with full power of substitution, to vote all shares of Common Stock of Libbey Inc. held of record by the undersigned on March 31, 2008, at the Annual Meeting of Stockholders to be held on May 16, 2008 and at any adjournment thereof, upon the matters referred to on the reverse side and described in the proxy statement furnished herewith, and in their discretion, upon any other matters which may properly come before the meeting. If no directions are given, the proxies will vote FOR the election of all listed director nominees and FOR the ratification to Ernst & Young LLP as the Independent auditors to Libbey Inc. for its fiscal year ending December 31, 2008 and in the proxies’ discretion on any other matters that may properly come before the meeting.

The board of directors of Libbey Inc. recommends a Vote FOR election of all listed director nominees and FOR the ratification of Ernst & Young LLP as the Independent auditors to Libbey Inc. for its fiscal year ending December 31, 2008.

Please sign on the reverse side of this card and return it promptly in the enclosed postage-paid envelope.

LIBBEY INC. PROXY PROCESSING P.O. BOX 3548 S HACKENSACK NJ 07606-9248
(Continued, and please sign on reverse side)